Exhibit 10.1
To

Fineldo S.p.A.
Via della Scrofa, 64
00186 Roma

Ms. Franca Carloni

Mr. Andrea Merloni

Mr. Aristide Merloni

Ms. Maria Paola Merloni

Ms. Antonella Merloni

Milan, July 10, 2014
by hand

Dear Sirs:

Further to our discussions, we hereby propose the following agreement to you:

“Share Purchase Agreement

This Share Purchase Agreement (the “Agreement”) is entered into in Milan, by and between

Fineldo S.p.A., a company incorporated under the laws of Italy and having its registered office at Via della Scrofa, no. 64, Rome, Italy, registered in the Register of Enterprises of Rome under no., and Tax code no., 01549810420, represented herein by Mr. Gian Oddone Merli, duly authorized to execute this Agreement pursuant to the resolution of the board of directors a copy of which is attached hereto as Annex A (“Fineldo” or the “Seller”);

and

Whirlpool Corporation, a company incorporated under the laws of Delaware and having its principal place of business at 2000 N. M-63 Benton Harbor, MI 49085 (USA), represented herein by Mr. Marc Bitzer, duly authorized to execute this Agreement pursuant to the Secretary's Certificate attached hereto as Annex B (the “Purchaser”).

(Fineldo and the Purchaser are also defined, collectively, as the “Parties” and each of them, individually, as a “Party”).

WHEREAS

a)
Indesit Company S.p.A. is a joint stock company (società per azioni) incorporated under the laws of Italy, with registered office at Viale Aristide Merloni no. 47, 60044 - Fabriano - Ancona, Italy, VAT code and registration in the Register of Enterprises of Ancona no. 00693740425 (having an authorized, issued, and fully paid-in share capital of Euro 102,759,269.40, divided into 114,176,966 ordinary shares having a par value of Euro 0.90 each), the shares of which are listed on the stock market organized and regulated by Borsa Italiana S.p.A. (the “Target” or the “Company”);

b)
Fineldo is a holding company, controlled by Mr. Vittorio Merloni, born in Fabriano (Ancona), on April 30, 1933, which owns no. 48,810,000 ordinary shares of the Target, representing 42.749% of the authorized, issued and fully paid-in share capital of the Target (the “Fineldo Shares”);

c)
the voting rights pertaining to Mr. Vittorio Merloni, as Controlling shareholder of Fineldo, are currently exercised in his name and on his behalf by his son Mr. Aristide Merloni, in his capacity as legal guardian (tutore legale) of Mr. Vittorio Merloni;

d)
the Company owns directly or indirectly the participations listed in Annex C in the subsidiaries therein indicated (collectively, the “Existing Subsidiaries”) and has full power and authority over the same;

e)	in addition to and simultaneously with the purchase of the Fineldo Shares set forth hereunder, the Purchaser intends to purchase, in accordance with the provisions of this Agreement:

(i)
no. 1,338,300 ordinary shares of the Target, representing 1.172% of the authorized, issued, and fully paid-in share capital of the Target, which are all of the shares owned directly and/or indirectly by Mr. Vittorio Merloni (the “Vittorio Merloni Shares”);

(ii)
no. 254,840 ordinary shares of the Target, representing 0.223% of the authorized, issued, and fully paid-in share capital of the Target, which are all of the shares owned directly and/or indirectly by Ms. Franca Carloni, born in Cagli (Pesaro), on May 31, 1933 (the “Franca Carloni Shares”);

(iii)
no. 250,840 ordinary shares of the Target, representing 0.220% of the authorized, issued, and fully paid-in share capital of the Target, which are all of the shares owned directly and/or indirectly by Mr. Aristide Merloni, born in Rome, on September 4, 1967 (the “Aristide Merloni Shares”);

(iv)
no. 265,840 ordinary shares of the Target, representing 0.233% of the authorized, issued, and fully paid-in share capital of the Target, which are all of the shares owned directly and/or indirectly by Mr. Andrea Merloni, born in Rome, on September 4, 1967 (the “Andrea Merloni Shares”);

(v)
no. 242,900 ordinary shares of the Target, representing 0.213% of the authorized, issued, and fully paid-in share capital of the Target, which are all of the shares owned directly and/or indirectly by Ms. Maria Paola Merloni, born in Rome, on October 13, 1963 (the “Maria Paola Merloni Shares”);

(vi)
no. 276,030 ordinary shares of the Target, representing 0.242% of the authorized, issued, and fully paid-in share capital of the Target, which are all of the shares owned directly and/or indirectly by Ms. Antonella Merloni, born in Rome, on July 31, 1965, (the “Antonella Merloni Shares”);

(vii)
no. 12,457,590 shares of the Target, representing 10.911% of the authorized, issued, and fully paid-in share capital of the Target (the “Ester Merloni Shares”, which are all of the shares owned by Ms. Ester Merloni, born in Fabriano (Ancona), on July 30, 1922, and Fines S.p.A., a joint stock company (società per azioni) incorporated under the laws of Italy, with registered office at Viale Aristide Merloni, 47 - 60044 Fabriano (Ancona), VAT code and registration in the Register of Enterprises of Ancona 01549820429) (“Fines”), which, in turn, is Controlled by Ms. Ester Merloni).

For this purpose, on the date hereof, simultaneously with the execution of this Agreement, the Purchaser has entered into a share purchase agreement (the “Family SPA (A)”) with Ms. Franca Carloni, Mr. Aristide Merloni, Mr. Andrea Merloni, Ms. Maria Paola Merloni, Ms. Antonella Merloni, Ms. Ester Merloni, and Fines (all of such Persons and Mr. Vittorio Merloni are jointly referred to as the “Family Sellers”), for the sale to the Purchaser of the Franca Carloni Shares, the Aristide Merloni Shares, the Andrea Merloni Shares, the Maria Paola Merloni Shares, the Antonella Merloni Shares and the Ester Merloni Shares (collectively, together with the Vittorio Merloni Shares, the “Family Shares”). It is currently contemplated that, immediately after the issuance of the Court Authorization in accordance with Section 4.2(i), Mr. Vittorio Merloni will adhere and become a party to the Family SPA (A) alongside the other Family Sellers and will therefore sell to the Purchaser the Vittorio Merloni Shares effective as of the closing thereunder;

f)
in addition to the purchase of the Fineldo Shares set forth hereunder and the simultaneous purchase of the Family Shares set forth under the Family SPA (A) as contemplated in recital e) preceding, the Purchaser intends to purchase, in accordance with the provisions of this Agreement, also no. 5,027,731 shares of the Target, representing 4.403% of the authorized, issued, and fully paid-in share capital of the Target, which are all of the shares owned directly and/or indirectly by Ms. Claudia Merloni, born in Rome, on February 20, 1965 (the “Claudia Merloni Shares”). For this purpose, on the date hereof, the Purchaser has entered into a share purchase agreement with Ms. Claudia Merloni with respect to the Claudia Merloni Shares (the “Family SPA (B)”);

g)
Fineldo, as well as the Family Sellers and Ms. Claudia Merloni, have been long standing shareholders of the Company, and have an extensive knowledge of its business and its economic and financial conditions;

h)	the execution of this Agreement is contemplated by, and may only be made in concert with, the Family (A) SPA and the Family (B) SPA executed on the date hereof; and

i)
the Purchaser and the Seller - each on the basis of its own analysis, evaluations and projections - are, respectively, willing to purchase, and willing to sell, the Fineldo Shares pursuant to the terms and conditions provided for in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, which represent a substantial part of this Agreement, the Parties agree as follows.

Article 1
Certain Definitions

1.1 Certain Definitions. In this Agreement, and in the Recitals, Annexes, and Schedules hereto, capitalized terms shall have the meanings ascribed to them below or in other Sections of this Agreement.

“Accounting Principles”: means: (i) as for the Financial Statements other than the Half-Year Financial Statements (both as defined below), the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB) as interpreted by the International Financial Reporting Interpretations Committee (IFRIC) and endorsed by the European Union (collectively, the “IFRS”); and (ii) as for the Half-Year Financial Statements (as defined below), the International Accounting Standard applicable to interim financial reporting (IAS 34), as adopted by the European Union, in each case, as in effect as of the time of approval by the Target’s board of directors of the relevant Financial Statements.

“Affiliate”: means, with respect to any Person, any other Person that is Controlled by, Controlling or under common Control with, the first Person.

“Agreement”: means this Agreement, including its Recitals herein and the Annexes and Schedules hereto.

“Anticorruption Laws”: means the United States Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act 2010, as amended, and any other anticorruption or anti-bribery laws or regulations applicable to or with respect to any Group Company.

“Annual Financial Statements”: means the Consolidated Financial Statements and the Stand-alone Financial Statements (both as defined below).

“Antitrust Authorities”: means the European Commission, the Federal Antimonopoly Service of Russia (Ôåäåðàëüíàÿ àíòèìîíîïîëüíàÿ ñëóæáà Ðîññèè), the Turkish Competition Authority (Rekabet Kurumu), the Antimonopoly Committee of Ukraine (Àíòèìîíîïîëüíèé êîì³òåò Óêðà¿íè) and any other antitrust authority with which the Purchaser deems that a filing is required under applicable Law.

“Antitrust Filings”: means the merger control notifications to be filed with the Antitrust Authorities.

“Average Net Financial Debt” means, with reference to any given date, the daily average consolidated Net Financial Debt over the one-year period ending on such date, determined in accordance with the Calculation Rules set forth in Schedule 1.1(a)(i).

“Average Net Working Capital” means, with reference to any given date, the average of the 12 Net Working Capital amounts as of the last day of each of the 12 calendar months preceding such date, determined in accordance with the Calculation Rules set forth in Schedule 1.1(a)(i).

“Business Day”: means any calendar day other than Saturday, Sunday, and any other day on which credit institutions are authorized or required to close in Milan (Italy) or New York City (U.S.A.).

“Calculation Rules”: means the principles, definitions, criteria, and rules set forth in Schedule 1.1(a)(i) for the determination and calculation of (i) the Net Financial Debt and (ii) the Net Working Capital.

“Clearance”: has the meaning set forth under Section 4.2(iv).

“Closing”: means the carrying out of the activities necessary, under applicable Law, for the purchase and sale of the Fineldo Shares, free and clear of any Encumbrance, the payment of the Purchase Price and, in general, the execution and exchange of all documents and agreements and the performance and consummation of all the obligations and transactions required to be executed, exchanged, performed or consummated pursuant to Article 5 of this Agreement.

“Closing Average Net Financial Debt”: means the Average Net Financial Debt as at the date falling 10 Business Days prior to the expected Closing Date, as determined and calculated in accordance with the relevant Calculation Rules set forth in Schedule 1.1(a)(i) and the provisions of Section 2.3.

“Closing Average Net Working Capital”: means the Average Net Working Capital as at the date falling 10 Business Days prior to the expected Closing Date, as determined and calculated in accordance with the relevant Calculation Rules set forth in Schedule 1.1(a)(i) and the provisions of Section 2.3.

“Closing Date”: shall mean the date when the Closing actually occurs pursuant to Section 5.1.

“Consolidated Financial Statements”: means the consolidated annual financial statements of the Company as of December 31, 2013, comprising the statement of financial position, the income statement, the statement of comprehensive income, the cash flow statement, the statement of changes in equity and the explanatory notes, audited by Reconta Ernst & Young S.p.A. and approved by the board of directors of the Company on March 21, 2014.

“Contracts, Undertakings, and Instruments”: means any contract, agreement, arrangement, obligation, commitment, undertaking, understanding, transaction, covenant, promise, note, indenture, deed, instrument or other act, of any kind or nature whatsoever, whether oral or written.

“Data Room Documents”: means the documents listed in Schedule 1.1(a)(ii) (including the questions raised in writing by the Purchaser during the due diligence process and the relevant written answers provided by the Seller, the Company or their advisors) and reproduced in full in the read-only DVDs attached hereto as Schedule 1.1(a)(iii) which have been made available for on-screen review to the Purchaser and its advisors in the period from April 18 to June 27, 2014, in the “PJ LAB” virtual data room set up by RR Donnelley Venue on behalf of the Seller.

“EHS Laws”: means any Laws relating to (i) the control of any actual and/or potential pollution and/or the protection of the Environment, (ii) the generation, handling, treatment, storage, disposal, release, remediation and/or transportation of Hazardous Materials, (iii) the exposure to Hazardous Materials, and/or (iv) any health and safety matters.

“Encumbrance”: means any security interest, pledge, mortgage, lien, charge, encumbrance or restriction on the use, voting or transfer, usufruct, security or enjoyment right (diritto di garanzia o di godimento), sequestration, deed of trust, assignment, freeze, privilege, expropriation, seizure, attachment, claim, opposition, covenant, obligation (including propter rem), burden, limitation, restriction, reservation of title, option, right of first refusal, right of pre-emption, right of set off, right to acquire, other similar restriction or any other third-party right (including in-rem right “diritto reale”, in-rem burden “onere reale”, and contractual rights) or interest, statutory or otherwise, of any kind or nature whatsoever, however created or arising, including by any Contracts, Undertakings, and Instruments, or any other Contracts, Undertakings, and Instruments having, or aimed at creating, the same or similar effects, as the context may require.

“Environment”: means fauna and flora, natural resources and wildlife, any organisms (including individuals), ecosystems, health and safety, and any of the media of air, water and land, whether above or below ground, indoor or outdoor, and wherever occurring, and any other meaning given to “Environment” under any EHS Law.

“Escrow Account”: means the account in the name of the Purchaser to be opened with the Escrow Agent prior to the Closing Date in accordance with the provisions of the Escrow Agreement for the purposes set forth in Section 3.5.

“Escrow Agent”, “Escrow Agreement”, and “Escrow Amount”: have the meaning set forth under Section 3.5.

“EU Pre-notification Phase”: means the contacts with the European Commission aimed at discussing the scope of the information to be provided in the merger control notification to be filed with the European Commission.

“Financial Statements”: means the Annual Financial Statements, the Half-Year Financial Statements, the Q1 Interim Report and the Q3 Interim Report.

“Government Official”: means any: (i) employee or official of a Governmental Authority or instrumentality of a Governmental Authority and/or a state-owned or controlled enterprise or public international organization (e.g., the World Bank); (ii) political party or party official; or (iii) candidate for political office.

“Governmental Authority”: means any (international, foreign, national, European, federal, state, regional, provincial or local) legislative, judicial, executive, administrative, governmental, regulatory entity or any department, commission, board, agency, bureau, official thereof or any other regulatory or stock exchange authority (including Consob and Borsa Italiana S.p.A.).

“Group Companies”: means, collectively, the Target and the Subsidiaries.

“Half-year Financial Statements”: means the interim condensed consolidated financial statements of the Company as of June 30, 2014, including the income statement, the statement of comprehensive income, the balance sheet, the cash flow statement, the consolidated statement of changes in equity and the explanatory notes, to be approved by the board of directors of the Company, and subjected to a limited audit by Reconta Ernst & Young S.p.A.

“Hazardous Material”: means (i) any hazardous or toxic substances, materials, chemicals, wastes or constituents and any pollutants or contaminants (including petroleum or petroleum-derived substances or materials and asbestos or asbestos-containing substances or materials) and (ii) any other substance or material, in whatever form (including liquids, solids, gases, ions, living organisms, heat, vibration, noise, and other radiation), which, whether alone or in combination with other substances or materials, (x) may be toxic, hazardous, harmful or damaging to human health or the Environment, or (y) is defined, listed, identified or regulated as hazardous, toxic or dangerous, or as pollutant or contaminant, under any EHS Law.

“ICC”: means the Italian civil code, as approved by Royal Decree no. 262 of March 16, 1942, as subsequently amended and supplemented.

“Interim Period”: has the meaning set forth under Section 6.1.

“Law”: means any international, national, federal, state, regional, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree.

“Liabilities”: means any liabilities, obligations, covenants, undertakings, indebtedness, responsibilities, and any other balance sheet, off balance sheet or other liability of any kind or nature (whether absolute, accrued, current, actual, deferred, due or reasonable likely to become due, potential, contingent, quantified, disputed, asserted or unasserted, known or unknown, required or not to be reflected in the financial statements or in the footnotes thereto, or otherwise).

“Litigations and Claims”: means any civil, administrative, criminal, judicial, governmental, Tax, labor or other suit, litigation, arbitration, action, cause of action, demand, petition, notice, claim, dispute, complaint, opposition, investigation, inspection, prosecution, access order, information request, verification, audit, assessment, inquiry, hearing or proceedings of any kind or nature whatsoever (whether by or before any Governmental Authority, judicial authority, court or arbitrators or otherwise), including any extrajudicial Litigations and Claims.

“Loss”: means any and all losses (including losses of or shortfall in profits, earnings, income or revenues), decreases in the value of the shares of the Target or any of the Company and the Subsidiaries, damages, Liabilities, Litigations and Claims, orders, injunctions, assessments, judgments, writs, rulings, binding arbitrations, arbitral or other awards, measures, decisions, fines, prejudices, interests, penalties, deficiencies, write-offs, write-downs, shortfalls, including for the avoidance of doubt any “sopravvenienze passive”, “plusvalenze passive”, “insussistenze”, and “minusvalenze d'attivo”, payments, costs or expenses of whatever nature or kind (including out-of-pocket expenses, and accountants’, consultants’, experts’ and attorney’s fees, cost or expenses for the defense of, or otherwise deriving or resulting from, arising out of, in connection with, with respect to or relating to, any Litigations and Claims, orders, injunctions, assessments, judgments, writs, rulings, binding arbitrations, arbitral or other awards, measures or decisions incident to any of the foregoing).

“Material Adverse Effect”: means any material adverse change or effect on, in or with respect to any of the business, operations, conditions (financial, economic, trading or otherwise), assets, liabilities, permits, authorizations, Contracts, Undertakings and Instruments, rights, properties, net worth, cash flow or result of operations or prospects of the Target and the Subsidiaries taken as a whole, other than any change or effect directly resulting from (i) a downturn/disruption of the global economy generally or of the global financial, banking or securities markets or of the industry in which the Target and the Purchaser carry out their business; (ii) the enactment of any provision of Law of general application by any competent Governmental Authority, after the date of execution of this Agreement (to the extent that any such downturn/disruption under (i) above or enactment under (ii) above does not disproportionately adversely affect the Target or its Subsidiaries as compared to similarly situated competitors of the Target); or (iii) the public announcement of the transactions contemplated in this Agreement.

“Merloni Directors”: means Ms. Franca Carloni, Mr. Aristide Merloni, Mr. Andrea Merloni, Ms. Maria Paola Merloni, and Ms. Antonella Merloni.

“Mutual Closing Conditions”: means the Closing conditions set forth in Section 4.2.

“Person”: means any individual, corporation, partnership, firm, association, unincorporated organization or other entity.

“Provisional Purchase Price”: has the meaning set forth under Section 2.2.

“Purchase Price”: has the meaning set forth under Section 2.2.

“Purchaser’s Closing Conditions”: has the meaning set forth under Section 4.1(a).

“Q1 Interim Report”: means the unaudited interim report on operations of the Company and the Subsidiaries as of March 31, 2014, including the income statement, the statement of comprehensive income, the balance sheet, the cash flow statement and the consolidated statement of changes in equity, approved by the board of directors of the Company and disclosed to the public on May 7, 2014.

“Q3 Interim Report”: means the unaudited interim report on operations of the Company and the Subsidiaries as of September 30, 2014, including the income statement, the statement of comprehensive income, the balance sheet, the cash flow statement and the consolidated statement of changes in equity, to be approved by the board of directors of the Company.

“Reference Average Net Working Capital”: means, with reference to any given date, the Average Net Working Capital as at the date falling 1 (one) year before such date, as determined and calculated in accordance with the relevant Calculation Rules set forth in Schedule 1.1(a)(i) and the provisions of Section 2.3.

“Reference Closing Average Net Financial Debt”; has the meaning set forth under Section 2.2.

“Reference Closing Average Net Working Capital”: means the Average Net Working Capital as at the date falling 1 (one) year before the date falling 10 Business Days prior to the expected Closing Date, as determined and calculated in accordance with the relevant Calculation Rules set forth in Schedule 1.1(a)(i) and the provisions of Section 2.3.

“Related Party”: means (i) the Persons identified as such, with respect to the Company and/or any of the Subsidiaries, pursuant to Consob Regulation, no. 17221/2010, as amended; and (ii) to the extent they are not already included in item (i), any of the Seller, the Family Sellers, their respective spouses, relatives and in-laws (parenti e affini), their and their respective spouses’ and relatives’ and in-laws’ (parenti e affini) Affiliates, as applicable.

“Relevant Percentage”: means 48%.

“Relevant Proceedings”: means the investigation conducted by the French Competition Authority in the white and brown goods’ sector, which resulted in a dawnraid of a Group Company in France on October 17, 2013, including any decision that may be adopted by the French Competition Authority in the context of this investigation or by any competent court or other Governmental Authority in connection therewith (including any appeal) and any damage claim which may be brought before commercial courts by third parties in connection therewith, as well as any investigation, activity or action arising out of, or in connection with, similar allegations, in any jurisdiction.

“Securities”: means (i) all shares, quotas, and equity securities of any class or other stock or interest representing or relating to a company’s capital, instruments as defined at article 1, paragraph 6-bis, of the Unified Financial Act, any financial participating interests (strumenti finanziari partecipativi, including those issued pursuant to articles 2346 or 2349 of the ICC) or other interests or securities of any nature or kind whatsoever issued by a company or separate assets, having an equity or hybrid nature, special rights to shareholders or quotaholders (including pursuant to article 2468, paragraph 3, of the ICC) or any similar rights even if not represented by a certificate or instrument; (ii) all underwriting rights, option or subscription or conversion or exchange rights, stock options, warrants, convertible bonds or debentures, and any other right or financial instruments or securities (equity, debt or otherwise) that may be converted into, exchanged or exercisable for, or give any other right (immediately or in the future, conditionally or otherwise) to underwrite, subscribe for, purchase, acquire or hold, or acquire any right on, or enabling potential access to, or giving any rights generally inuring to, the instruments and rights enumerated under this point or point (i) above; and (iii) any right or entitlement on, deriving or resulting from, arising out of, in connection with, with respect to or relating to, the instruments and rights enumerated under (i) or (ii) above, including voting, governance, pre-emption rights or any other similar rights.

“Social Shock Absorbers Decrees”: means the formal decrees/authorizations of the competent Governmental Authority approving all the social shock absorbers (”ammortizzatori sociali”) requested and to be requested by the Company as reflected in the Data Room Documents (including the CIGS “Cassa integrazione straordinaria” due to termination of business and reorganization, the CIGD “Cassa integrazione in deroga,” and the CDS “Contratti di solidarietà”).

“Special Indemnity”: means the Relevant Proceedings Special Indemnity.

“Stand-alone Financial Statements”: means the separate annual financial statements of the Company as of December 31, 2013, comprising the statement of financial position, the income statement, the statement of comprehensive income, the cash flow statement, the statement of changes in equity and the explanatory notes, audited by Reconta Ernst & Young S.p.A. and approved in draft form by the board of directors of the Company on March 21, 2014, and in final form by the shareholders of the Company at the shareholders’ meeting held on May 7, 2014.

“Subsidiaries”: means the companies Controlled by the Target either directly or through one or more other Controlled companies, including the Existing Subsidiaries listed in Annex C.

“Tax”: means any international, national, federal, state, regional, provincial, or local income, gross receipts, levies, license, payroll, employments, excise, severance, stamp, occupation, customs duties, capital stock, franchise, termination indemnities, profits, withholding, social security, health insurance, welfare, unemployment, disability, real property, personal property, sales, use transfer, registration, value added, estimated, or other tax or charges of similar nature imposed by any Governmental Authority or, in any event, due under any applicable Law and any additions to tax, fines or penalties payable in connection therewith.

“Tax Return” means any report, return, filing, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trademark”: means all trademarks, trade, business or company names, trademark applications, corporate names, service marks, service names, brand names, logos, designs, domain names, phrases and other identifications (in each case whether registered or unregistered, capable of registration or not, and including any applications to register any of the foregoing or right to apply for the same and any re-examinations, re-issues, renewals, extensions, and continuations thereof, related contractual rights, enjoyed pursuant to the Law or to registration and/or resulting from the use).

“Unified Financial Act”: means the Italian legislative decree dated February 24, 1998, no. 58, as amended and supplemented.

1.2 Interpretative Rules. Unless otherwise expressly provided, for the purposes of this Agreement the following rules of interpretation shall apply.

(a) Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provisions of this Agreement.

(b) Gender and number. Any reference in this Agreement to a gender shall include all genders, and defined words imparting the singular number only shall include the plural and vice versa.

(c) Headings. The division of this Agreement into Articles, Section and other subsections and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing this Agreement.

(d) Sections and Articles. All references in this Agreement to any “Section” and/or any “Article” are to the corresponding Section and/or Article, respectively, of this Agreement, unless otherwise specified.

(e) Control. The term “Control” has the meaning ascribed to it in article 93 of the Unified Financial Act, and the words “Controlling” and “Controlled” shall be construed accordingly.

(f) Annexes and Schedules. The Annexes and Schedules attached to this Agreement shall be, and shall be construed as an integral part of this Agreement.

(g) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement to the specific or similar items or matters immediately following it.

1.3 Annexes. The following Annexes are attached to, and incorporated in, and form part of, this Agreement:

•	Annex A: Fineldo’s representative powers;

•	Annex B: Purchaser’s representative powers;

•	Annex C: List of Existing Subsidiaries.

1.4 Schedules. The following Schedules are attached to, and incorporated in, and form part of, this Agreement:

•	Schedule 1.1(a)(i): Calculation Rules;

•	Schedule 1.1(a)(ii): Index of Data Room Documents;

•	Schedule 1.1(a)(iii): DVDs containing copy of Data Room Documents;

•	Schedule 3.3(a)(i): Form of resignation of director;

•	Schedule 3.3(a)(ii): Form of resignation of statutory auditor;

•	Schedule 3.5: Form of Escrow Agreement;

•	Schedule 5.2(a)(iii)(3): Form of resignation of director;

•	Schedule 3.3(a)(iii)(4): Form of resignation of statutory auditor;

•	Schedule 7.5.2(c): Average net debt statement

•	Schedule 7.5.5(e): Group Company NOLs

Article 2
Sale and Purchase of the Fineldo Shares; Calculation of the Purchase Price

2.1 Sale and purchase of the Fineldo Shares. Upon the terms and subject to the conditions of this Agreement, the Seller hereby undertakes to sell and transfer to the Purchaser the Fineldo Shares, free and clear from any Encumbrance, and the Purchaser hereby undertakes to purchase and acquire from the Seller, effective as of the Closing Date and upon the consummation of the Closing, the Fineldo Shares, free and clear from any Encumbrance, in consideration of the Purchase Price.

2.2 Purchase Price. Subject to the last paragraph of this Section 2.2, the purchase price for all of the Fineldo Shares has been agreed by the Parties to be Euro 536,910,000 (five-hundred and thirty-six million and nine-hundred and ten thousand) (the “Provisional Purchase Price”). The Parties mutually acknowledge and agree that the Provisional Purchase Price has been determined on the assumptions that (x) the Closing Average Net Financial Debt will be equal to Euro 627 million (the “Reference Closing Average Net Financial Debt”) and (y) the Closing Average Net Working Capital will be equal to the Reference Closing Average Net Working Capital. The Provisional Purchase Price, which is based on the above-mentioned assumptions and shall be subject to the adjustment set forth in Section 2.3, would entail a price per each of the Fineldo Shares equal to Euro 11 (eleven).

The Provisional Purchase Price shall be adjusted, downwards or upwards, prior to the Closing in accordance with Section 2.3 based on the Closing Average Net Financial Debt, the Reference Closing Average Net Working Capital and the Closing Average Net Working Capital (the Provisional Purchase Price as subsequently so adjusted, the “Purchase Price”).

2.3 Calculation of Purchase Price.

(a) For the purpose of determining the Closing Average Net Financial Debt, the Closing Average Net Working Capital, the Reference Closing Average Net Working Capital and, as a result thereof, the amount of the Purchase Price (to be calculated in accordance with Section 2.3(b)):

(i)
the Parties shall, within 30 days of the date hereof, instruct the Target’s auditing firm, i.e., Reconta Ernst & Young S.p.A. (the “Auditor”), by way of an engagement letter on behalf and in the interest of both the Parties, to carry out the following activities, with the relevant fees and expenses of the Auditor being borne equally by the Parties:

a.
upon written request of either of the Parties, calculate in accordance with the applicable Calculation Rules set forth in Schedule 1.1(a)(i), the Average Net Financial Debt, the Average Net Working Capital and the Reference Average Net Working Capital as at a reference date indicated by the relevant Party and deliver to the Parties, within 15 Business Days of such request, a statement setting forth the results of such calculation (such statement, the “Auditor Report”);

b.
be available to discuss with the Parties and/or their respective advisors the contents of the Auditor Report and provide any clarifications and explanations reasonably requested by the Parties and their respective advisors in relation thereto;

c.
following the Auditor’s receipt of a written notice by either Party informing the Auditor of the contemplated Closing Date, calculate, as of a date falling 10 Business Days prior to such Closing Date, the Closing Average Net Financial Debt, the Closing Average Net Working Capital and the Reference Closing Average Net Working Capital in accordance with the Calculation Rules set forth in Schedule 1.1(a)(i) and timely prepare, issue and deliver to the Parties on the date falling 5 Business Days before the Closing Date, a written certificate (the “Closing Certificate”) setting forth the Auditor’s determination of (w) the Closing Average Net Financial Debt calculated in accordance with the Calculation Rules set forth in Schedule 1.1(a)(i), (x) the Closing Average Net Working Capital, calculated in accordance with the Calculation Rules set forth in Schedule 1.1(a)(i), (y) the Reference Closing Average Net Working Capital, calculated in accordance with the Calculation Rules set forth in Schedule 1.1(a)(i), and (z) the resulting amount of the Purchase Price calculated in accordance with Section 2.3(b). The Auditor shall act as a technical expert (perito contrattuale) but not as an arbitrator (arbitratore) and shall make a determination of the three above items based on its technical expertise, strictly based on the Calculation Rules set forth in Schedule 1.1.(a)(i) and, as for the Purchase Price, the provisions of Section 2.3(b). The determinations by the Auditor set forth in the Closing Certificate shall be final, conclusive and binding upon the Seller and the Purchaser, except in the event of a mathematical error;

(ii)
the Seller shall (A) procure that the Auditor is provided with all relevant information and is granted regular access to all relevant books, records, and other relevant documentation of the Group Companies and to the relevant personnel of the Group Companies as necessary for the Auditor in order to carry out its tasks as contemplated in the preceding clauses and (B) cooperate with the Auditor in connection with all of the above and comply with all reasonable requests made by the Auditor in connection with the carrying out of its duties in accordance with the terms of the Auditor’s instructions;

(iii)
the Seller shall keep the Purchaser and its advisors regularly informed of the activities of the Auditor and procure that the Purchaser and its advisors, upon reasonable request, are granted access to any relevant information and documentation necessary for them to be able to examine and review the contents of the Periodic Reports and discuss the same with the Auditor and the Purchaser, as the case may be.

(b) The Purchase Price payable by the Purchaser to the Seller at the Closing pursuant to Section 5.2(b)(i) shall be equal to the Provisional Purchase Price plus the Adjustment Amount (it being understood, for the avoidance of doubt, that if the Adjustment Amount is a negative number, such number shall be deducted from the Provisional Purchase Price). “Adjustment Amount” means the result of the following calculation:

(i) the Reference Closing Average Net Financial Debt; minus

(ii) the Closing Average Net Financial Debt; minus

(iii) the Reference Closing Average Net Working Capital; plus

(iv) the Closing Average Net Working Capital,

provided, however, that:

(A)
in case the result of the above calculation (whether a positive or negative amount) is lower than or equal to €10 million, such result shall be disregarded and the Purchase Price hereunder shall remain equal to the Provisional Purchase Price; whereas

(B)	in case the result of the above calculation (whether a positive or negative amount) is higher than €10 million, the Adjustment Amount hereunder shall be equal to the excess over €10 million.

Article 3
Pre - Closing Actions

3.1 Antitrust Filings. (a) Subject to compliance by Fineldo with the obligations set forth under Section 3.1(c) below, (i) the Purchaser shall start the EU Pre-Notification Phase as soon as practicable after the date of this Agreement, and subsequently file the formal merger control notification with the European Commission as soon as practicable thereafter, and (ii) no later than 15 Business Days after the execution of this Agreement, the Purchaser shall file the merger control notifications with the other Antitrust Authorities.

(b) The Purchaser shall submit to Fineldo a draft of the Antitrust Filings at least 4 (four) Business Days prior to making any such filing (it being understood that business secrets, competitively sensitive information and other privileged or confidential information may be deleted and not be disclosed to Fineldo). Fineldo will promptly review the aforesaid document(s) and may provide its comments, if any, to the Purchaser, which shall take any reasonable comments into due account.

(c) Fineldo shall, and shall cause the Company and the Subsidiaries to, (i) assist in good faith the Purchaser in the preparation of the Antitrust Filings and provide any reasonable assistance requested by the Purchaser in order to satisfy requests for information made by the Antitrust Authorities, and (ii) promptly furnish the Purchaser with all information, documents, and data, reasonably required or useful in connection with the above Antitrust Filings. After the making of the Antitrust Filings with the Antitrust Authorities, the Purchaser shall keep Fineldo informed about any material development in the processing of the Antitrust Filings, provided however that the Purchaser shall have no obligation to disclose any business secrets, competitively sensitive information or other privileged or confidential information in connection therewith.

3.2 Cooperation. In addition to any other obligation set forth under this Agreement, the Parties shall use their best efforts to take any other reasonable action necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement).

3.3 Resignation of Directors and Statutory Auditors and Shareholders’ Meeting.

Upon written request of the Purchaser, the Seller shall:

(a) (i) procure that the directors of the Company included in the slate of candidates filed or voted by, or appointed with the favorable vote of, any of Fineldo and/or the Family Sellers, other than the current chairman and chief executive officer of the Company, resign from their office effective as of the Closing and waive any right or claim, for compensation, or any other ground, against the Company, by way of resignation letters in the form of Schedule 3.3(a)(i); and (ii) use its best effort to cause the effective and alternate statutory auditors of the Company included in the slate of candidates filed or voted by, or appointed with the favorable vote of, any of Fineldo and/or the Family Sellers to resign from their office effective as of the Closing and waive any right or claim, for compensation, or any other ground, against the Company, by way of resignation letters in the form of Schedule 3.3(a)(ii);

(b) procure that on the third Business Day following the day on which the later of the Clearance and the Court Authorization has been issued (unless waived in accordance with the terms of this Agreement), the board of directors of the Company publish a notice of call of an ordinary shareholders’ meeting of the Company, to be held within 40 days of such notice of call, for the appointment of a new board of directors of the Company and, to the extent any statutory auditor resigned, new statutory auditors (the “Shareholders’ Meeting”);

(c) in accordance with the instructions of the Purchaser, timely submit slates of candidate directors and, to the extent any statutory auditor resigned, statutory auditors to be appointed at the Shareholders’ Meeting (such candidates designated by the Purchaser, respectively, the “New Directors” and the “New Statutory Auditors”).

3.4 Court Authorization. The Parties acknowledge that it is the Purchaser’s expectation and assumption and the Purchaser is relying on the fact that (i) the application for Court Authorization (as defined below) be submitted to the Court of Ancona by July 14, 2014, (ii) it is reasonably expected that the Court Authorization be obtained by July 31, 2014, (iii) the Seller diligently, efficiently, and carefully manage the relevant proceeding (including by timely providing the Court of Ancona with requested data and information, if any). The Seller undertakes to keep the Purchaser abreast of such proceeding and, within the limits provided for by applicable law (if any), to carry out good faith discussions with the Purchaser with respect to the management of such proceeding (including with respect to any issue that may have an impact on the timing and/or the positive outcome of such proceeding.

3.5 Escrow Agreement. At least 5 (five) Business Days before the Closing Date, Fineldo and the Purchaser shall enter into an escrow agreement with Intesa Sanpaolo S.p.A. or, if such first bank is not available, with Banca Nazionale del Lavoro S.p.A. or, if such second bank is not available, with UniCredit S.p.A. or, if such third bank is not available, with a bank of international standing as may be agreed upon by the Parties, or in case of disagreement of the Parties, as selected by the President of the Court of Milan upon request of either of the Parties (the “Escrow Agent”) substantially in the form set out in Schedule 3.5, subject to any amendments that may be agreed upon in writing by the Parties and the Escrow Agent in light of reasonable comments of the Escrow Agent (the “Escrow Agreement”), contemplating that a portion of the Purchase Price equal to Euro 53,691,000 (fifty-three million and six hundred and ninety-one thousand) (the “Escrow Amount”) shall be put in escrow in the Escrow Account with the Escrow Agent on the Closing Date and shall be kept by the Escrow Agent thereafter in accordance with the terms of the Escrow Agreement in order to secure Fineldo’s payment obligations to the Purchaser hereunder in respect of Sections 9.1 and 9.7.

3.6 Social Shock Absorbers Decrees. The Seller shall, and shall procure that the Company shall, keep the Purchaser informed with respect to the request and issuance of the Social Shock Absorbers Decrees, and any related proceedings.

Article 4
Conditions Precedent to the Closing

4.1 Conditions precedent in favor of the Purchaser. (a) In addition to the Mutual Closing Conditions, the obligation of the Purchaser to proceed with the Closing is subject to the satisfaction, unless waived in writing by the Purchaser (at its sole and absolute discretion) in whole or in part, of the conditions precedent provided below (the “Purchaser’s Closing Conditions”):

(i)    Truthfulness of the representations and warranties. The representations and warranties of the Seller (set forth under Article 7 below), shall be true, correct, and accurate in any and all respects, as of the date of this Agreement and on any date thereafter up to and including the Closing Date, except for such untruthfulness, incorrectness or inaccuracy that would not, individually or in the aggregate, give rise to indemnification obligations of the Seller in light of the limitations set forth in Section 9.2(b).

(ii)    Compliance with covenants and obligations. The Seller shall have complied in any and all respects with its covenants and obligations under Sections 2.3(a)(ii) and 6.1 and shall have complied in all material respects with its other covenants and obligations under this Agreement, provided that the Purchaser has complied in all material respects with its covenants and obligations under this Agreement.

(iii)    Absence of a Material Adverse Effect. No fact, event, act, omission or circumstance shall have occurred, or may reasonably be expected to occur, which, either individually or in the aggregate, has resulted, or may reasonably be expected to result in, a Material Adverse Effect.

(iv)     Family Shares. The closing of the sale and transfer of all of the Family Shares in favor of the Purchaser pursuant to the Family SPA (A) shall occur on the Closing Date simultaneously with the Closing.

(v)     Claudia Merloni Shares. The closing of the sale and transfer of all of the Claudia Merloni Shares in favor of the Purchaser pursuant to the Family SPA (B) shall have occurred on or before the Closing Date.

(vi)    Interim Period. The Target and the Subsidiaries shall have acted in accordance with the contents of the provisions of Section 6.1(c) and none of the Target and the Subsidiaries shall have approved, carried out, undertaken or agreed to carry out any of the actions or transactions set forth in Section 6.1(d), except for any such actions or transactions that, individually or in the aggregate (a) do not have a value (including for the avoidance of doubt the value of the assets or properties that are the subject matter of Encumbrances) in excess of Euro 10 (ten) million, and (b) would not result, into a Loss to the Purchaser and/or any Group Company in excess of Euro 10 (ten) million.

(vii)    No default under financing agreements. As of the Closing Date no event or circumstance shall be outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default, acceleration or termination event (however described) under any financing or derivative agreement or instrument which is binding on the Target and/or any of the Subsidiaries or to which its (and/or any of the Subsidiaries’) assets are subject (including any agreement or instrument relating to: (a) the USD 330,000,000 bond issued in September 2004 by Indesit Company Luxembourg S.à r.l., guaranteed by the Company; (b) the Euro 300,000,000 fixed-rate Eurobond issued by the Company, listed on the Luxembourg Stock Exchange, guaranteed by Indesit Company Luxembourg S.à r.l.; (c) the multicurrency revolving loan agreement entered into by certain Group Companies for an aggregate amount of Euro 400,000,000 and guaranteed by the Company; (d) the loan agreement executed in December 2010 by the Company and Indesit Company Luxembourg S.à r.l. Lux, as co-borrowers, with the European Investment Bank for an amount of Euro 75,000,000; and (e) the securitization program implemented by the Company and Indesit Company France S.A.); and Fineldo shall have delivered to the Purchaser at the Closing a written statement executed by the Chief Financial Officer or the auditing firm of the Target certifying the above;

(b)    Failure of Purchaser’s Closing Conditions. Without prejudice to article 1359 of the ICC, if any of the Purchaser’s Closing Conditions is not satisfied at any of the relevant reference dates, then the Purchaser shall have the right, in addition to any other applicable rights, powers and remedies: (i) to terminate this Agreement by providing written notice to the Seller, in which case the Parties shall have no further rights or obligations under this Agreement, except those that may have arisen in connection with or by virtue of any breach of the terms and conditions of this Agreement; or (ii) to waive in writing any of the Purchaser’s Closing Conditions at or prior to the Closing Date and proceed to the Closing.

4.2 Conditions precedent in favor of the Purchaser and Fineldo. The obligation of the Purchaser and the Seller to proceed with the Closing is subject to the satisfaction, unless waived in writing by both the Purchaser and the Seller, of the conditions precedent provided herein below:

(i) Guardianship approvals. The Court of Ancona shall have authorized Mr. Aristide Merloni, in his capacity as legal guardian (tutore legale) of Mr. Vittorio Merloni (Controlling shareholder of the Seller), to: (x) attend a shareholders’ meeting of the Seller called to approve the sale of the Fineldo Shares to the Purchaser, pursuant to Article 23 of the Fineldo’s by-laws; and (y) vote in favor of the sale of the Fineldo Shares to the Purchaser and the consummation of the transactions contemplated by this Agreement, according to the terms and conditions set forth under this Agreement (the “Court Authorization”).

(ii)    Adverse Law.     No applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transaction contemplated by this Agreement.

(iii)    Adverse Proceedings. No preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or other Governmental Authority that would make illegal or invalid or otherwise prevent the consummation of the transaction described in this Agreement.

(iv)    Antitrust approvals. The transactions contemplated by this Agreement shall have been authorized, approved, cleared, or exempted (as the case may be), or any applicable waiting periods (or any extension thereof) shall have expired or been terminated, thereby authorizing the concentration and the sale and purchase of the Fineldo Shares and the other transactions contemplated by this Agreement, in any case without any conditions, orders, undertakings, commitments, obligations, prescriptions, measures, requirements, remedies or any other provisions being indicated or imposed on any of the Purchaser, the Company, the Subsidiaries or their respective Affiliates (except for those that the Purchaser may accept in writing) (each such authorizations, approvals, clearances, exemptions, expiration or termination of such waiting period is herein referred to as the “Clearance”) by any Antitrust Authority in accordance with applicable Law.

Notwithstanding anything to the contrary in this Agreement, the Purchaser (and its Affiliates) shall in good faith take into consideration, but shall have no obligation to offer negotiate, accept and/or agree with any Antitrust Authorities, any conditions, orders, undertakings, commitments, obligations, prescriptions, measures, requirements, remedies or any other provisions indicated, requested, imposed or suggested (also informally) by any Antitrust Authority.

Article 5
The Closing

5.1 Date and place of Closing. Subject to the conditions precedent set forth in Article 4 above, the Closing shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, Via San Paolo n. 7, Milan, Italy, at 10:00 am (CET), on (i) the date of the Shareholders’ Meeting to be called pursuant to Section 3.3 (b), or, if so requested by the Purchaser, (ii) the 12th Business Day following the day on which the later of the Clearance and the Court Authorization has been granted, or such other date as may be agreed in writing by the Seller and the Purchaser.

5.2 Actions at Closing. In addition to any other action to be taken pursuant to this Agreement, on the Closing Date:

(a)	Actions by Seller.

Fineldo shall:

(i)
simultaneously with the irrevocable instructions of the Purchaser pursuant to Section 5.2(b)(i), (A) transfer the Fineldo Shares, free and clear of any Encumbrance, to the Purchaser on the Purchaser’s account that the Purchaser shall have communicated to the Seller in writing at least 4 (four) Business Days before the Closing (the “Purchaser Account”) (including by giving irrevocable instructions to the respective “intermediary” with whom Fineldo holds the account where the Fineldo Shares are registered, to: (x) transfer the Fineldo Shares to the Purchaser Account; and (y) communicate to Monte Titoli S.p.A. the transfer of the Fineldo Shares to the aforesaid Purchaser Account) and (B) deliver to the Purchaser a communication of an “intermediary”, as defined at article 79-quater of the Unified Financial Act, evidencing receipt by the intermediary of the irrevocable instructions mentioned under (A) above;

(ii)	should the Closing take place on the date of the Shareholders’ Meeting, attend the Shareholders’ Meeting and vote in favor of the appointment of the New Directors and the New Statutory Auditors;

(iii)	should the Closing take place prior to the date of the Shareholders’ Meeting,

(1)     procure that the directors of the Company, other than the current chairman and chief executive officer of the Company and the Merloni Directors, included in the slate of candidates filed or voted by, or appointed with the favorable vote of, any of Fineldo and/or the Family Sellers, resign from their office on the Closing Date, effective as of the Closing, and waive any right or claim, for compensation, or any other ground, against the Company, by way of resignation letters in the form of Schedule 5.2(a)(iii);

(2)     procure that the board of directors of the Company appoint as directors of the Company, pursuant to article 2386 of the ICC, the persons designated by the Purchaser (and communicated to the Seller at least 4 (four) Business Days before the Closing Date) in lieu of the directors that resigned pursuant to point (1) above;

(3) procure that, further to completion of the actions and transactions set forth under points (1), and (2), above, the other directors of the Company included in the slate of candidates filed or voted by, or appointed with the favorable vote of, any of Fineldo and/or the Family Sellers (including the Merloni Directors, but excluding the current chairman and chief executive officer of the Company), which did not resign pursuant to point (1), resign from their office, on the Closing Date, effective as of date of the Shareholders’ Meeting called pursuant to Section 3.3(b) or the shareholders’ meeting to be called pursuant to point (5), as the case may be, and waive any right or claim, for compensation, or any other ground, against the Company, by way of resignation letters in the form of Schedule 5.2(a)(iii)(3);

(4)     use its best effort to cause the effective and alternate statutory auditors of the Company included in the slate of candidates filed or voted by, or appointed with the favorable vote of, any of Fineldo and/or the Family Sellers to resign from their office on the Closing Date, effective as of date of the Shareholders’ Meeting called pursuant to Section 3.3(b) or the shareholders’ meeting to be called pursuant to point (5), as the case may be, and waive any right or claim, for compensation, or any other ground, against the Company, by way of resignation letters in the form of Schedule 5.2(a)(iii)(4);

(5)     if the Shareholders’ Meeting has not been already called pursuant to Section 3.3(b), procure that the directors of the Company included in the slate of candidates filed or voted by, or appointed with the favorable vote or, any of Fineldo and/or the Family Sellers vote in favor of the call of a shareholders’ meeting of the Company for the appointment of a new board of directors, and, to the extent any statutory auditor resigned, new statutory auditors, to be held within 41 days of the Closing Date;

(iv)
execute and deliver, or cause to be executed and delivered, to the Purchaser, such documents or other instruments as may be necessary, under applicable Law, to effect the transactions contemplated in this Agreement in accordance with any applicable Law.

(b)	Actions by the Purchaser.

The Purchaser shall:

(i)
simultaneously with the irrevocable instructions of the Seller pursuant to Section 5.2(a)(i), (A) give irrevocable instructions to a bank/credit institution to pay the Purchase Price, in immediately available funds with value date (i.e., “data valuta”) on the Closing Date, by wire transfer: (x) as for an amount equal to the Escrow Amount, to the Escrow Account held at the Escrow Agent, and (y) as for the balance of the Purchase Price, to the bank account to be communicated by the Seller to the Purchaser at least 4 (four) Business Days prior to the Closing Date; and (B) deliver to the Seller a communication of such bank/credit institution evidencing receipt by such bank/credit institution of the irrevocable instructions mentioned under (A) above.

(ii)
execute and deliver, or cause to be executed and delivered, to the Seller such documents or other instruments as may be necessary, under applicable Law, to effect the transactions contemplated in this Agreement in accordance with any applicable Law.

5.3 One Transaction and No Novation.

(a) The Purchaser shall have no obligation to complete the purchase of the Fineldo Shares (or any portion of the Fineldo Shares) or pay the Purchase Price (or any portion of the Purchase Price) unless and until the sales and transfers of all of the Fineldo Shares, the Family Shares and the Claudia Merloni Shares are completed at the Closing (or, with respect to the Claudia Merloni Shares, on or before the Closing) in accordance with the provisions of this Agreement, the Family SPA (A), and the Family SPA (B).

(b) Without prejudice to the provisions of Section 5.3(a), all actions and transactions constituting the Closing pursuant to Section 5.2 shall be regarded as one single transaction so that, at the option of the Party having interest in the performance of the relevant specific action or transaction, no action or transaction constituting the Closing shall be deemed to have taken place if and until all other actions and transactions constituting the Closing have been properly performed in accordance with the provisions of this Agreement.

(c) No document executed or activity carried out on the Closing Date shall have the effect of amending, superseding, affecting or novating any provision of this Agreement, which shall survive and continue to be binding upon the Parties in accordance with their terms.

5.4 Failure to attend the Closing or to perform actions at Closing.

(a) Should the closing conditions under Article 4 (i.e., the Purchaser’s Closing Conditions and/or the Mutual Closing Conditions) have been satisfied (or waived where legally possible) and, in spite of this, either Party fails to attend the Closing, without prejudice to other rights, powers or remedies available pursuant to applicable Law, such Party shall pay to the other Party, upon termination of this Agreement by the latter, a forfeit amount equal to Euro 40,000,000.00 (forty million) (“Forfeit Amount”) as liquidated damages (“penale”) and partial reimbursement for all expenses and costs directly or indirectly borne by the latter Party in the interest of, also, the other Party, in respect of all preparatory activities carried out before and during the negotiation of this Agreement. For the avoidance of doubt, payment of the liquidated damages (“penale”) under this Section 5.4 shall not prevent the non-defaulting Party to seek compensation for any further damage suffered. The Parties expressly acknowledge and declare that the amount of the reimbursement set forth under this Section 5.4 is fair and adequate in all respects.

(b) In addition to the provision under Section 5.4(a): (x) the Seller shall pay to the Purchaser the Forfeit Amount if it attends the Closing but does not perform the actions under Section 5.2(a)(i) above and (y) the Purchaser shall pay to the Seller the Forfeit Amount if it attends the Closing but does not perform the actions under Section 5.2(b)(i) above.

Article 6
Covenants of the Parties

6.1 Interim Period. At all times during the period between the execution of this Agreement and the Closing (both included) (the “Interim Period”):

(a) except with the Purchaser’s prior written consent (which shall be considered to be denied if not granted by the Purchaser in writing within 5 (five) Business Days of receipt of a request in writing from the Seller), the Seller shall vote against (i) any extraordinary shareholders’ meeting resolution of Target, including those pertaining to extraordinary transactions (such as, inter alia, mergers, demergers, capital increases or decreases), (ii) any shareholders’ meeting resolution relating to (x) the distribution of dividends or reserves or other distributions, (y) transactions on shares of the Company and/or Treasury Shares (as defined below), (z) appointment of directors or statutory auditors;

(b) the Seller shall not sell, assign, transfer, dispose of at any title, lease, create any Encumbrance, or allow to arise or be created, suffer or permit to exist any Encumbrance, over any Fineldo Shares or carry out, omit to carry out, and/or undertake to carry out any other actions or transactions that result or could be expected to result in any of the representations and warranties set forth in Article 7 to be untrue, incorrect or inaccurate in any respect at any time during the Interim Period;

(c) it is the Purchaser’s expectation and assumption, acknowledged and accepted by the Seller, that the Target and the Subsidiaries will (and the Seller shall use its best efforts to cause the Target and the Subsidiaries to) (i) conduct their business and operations in the normal and ordinary course, consistent with past practice (including carrying out capex in accordance with the current business plan), and in accordance with the best standards of due diligence, care, and efficiency and in compliance with and all applicable Laws and Contracts, Undertakings and Instruments, (ii) take all reasonable steps to preserve their assets, organization and business, goodwill and relations with customers, suppliers and other Persons with whom they have significant business relationships, and (iii) not carry out, omit to carry out, and/or undertake to carry out any action or transaction that results or could be reasonably expected to result in any of the representations and warranties of the Seller set forth in Article 7 to be untrue, incorrect or inaccurate in any respects at any time during the Interim Period;

(d) without limiting the generality of the foregoing, it is the Purchaser’s expectation and assumption, acknowledged and accepted by the Seller, that the Target and the Subsidiaries will not (and the Seller shall use its best efforts to cause the Target and the Subsidiaries not to), except with the Purchaser’s prior written consent (which shall be considered to be denied if not granted by the Purchaser in writing within 5 (five) Business Days of receipt of a request in writing from the Seller):
(i) amend their respective certificate of incorporation or by-laws (or other organizational and corporate documents) and approve, authorize, resolve upon or carry out any extraordinary transaction (including mergers, demergers, or capital increases);
(ii) declare, pay or set aside funds in relation to any distribution of dividends, profits or reserves (whether in cash, shares or property or otherwise, or whether through capital decreases, or redemptions, purchases or other acquisitions of any Securities representing their corporate capital, distribution of interim dividends, or otherwise);
(iii) sell, assign, transfer, dispose of at any title, license, lease, create any Encumbrance, or allow to arise or be created, suffer or permit to exist any Encumbrance, over (x) any properties or other (tangible or intangible) assets having a value in excess of Euro 4,000,000 in the aggregate, or (y) regardless of their value, any Trademark, plant, business as a going concern or any portion thereof (azienda or ramo d’azienda), or the Securities of any Subsidiary;
(iv) sell, transfer, dispose of at any title, create any Encumbrance, or allow to arise or be created, suffer or permit to exist any Encumbrance, over any Treasury Shares (as defined below) or purchase or acquire at any title any shares of the Target;
(v) incur any Liability other than in the normal and ordinary course of business;
(vi) make loans or other payments to or in favor of any Related Party (other than the Company and the Subsidiaries), or enter into, amend, renew, withdraw from, waive any rights under or terminate any Contracts, Undertakings and Instruments with, or discharge any Liabilities of, any of any Related Party (other than the Company and the Subsidiaries);
(vii) enter into, amend, renew, withdraw from, waive any rights and/or undertake any obligations under, or terminate any (i) agreement with the trade unions or collective bargaining agreement and/or (ii) agreement with any Governmental Authority in connection with redundancy or social shok absorber (including cassa integrazione and contratti di solidarietà) and/or (iii) agreement with any officers of the Company having a material effect;
(viii) cease making payments required under their pension plans; and
(ix) approve at any corporate level or enter into any Contracts, Undertakings and Instruments with respect to, any of the foregoing.

6.2 Access to the Company and the Subsidiaries. At all times during the Interim Period the Seller shall and shall procure that the Company and the Subsidiaries shall grant the Purchaser and its advisors, during normal business hours and upon reasonable advance notice, reasonable access to, and the cooperation of, the management of the Company and the Subsidiaries for purposes of assessing and discussing, and exchanging documents and information with respect to, post-Closing integration and transition plans and procedures with respect to communication (alignment of communication to external stakeholders and employees of the groups of the Purchaser and the Target, to ensure consistency and reduce business disruption), procurement (achievement of planned synergies on variable costs), manufacturing (sharing of best practice on production systems, through site visits and scorecard discussions), cross-selling (development of OEM agreements on product/platforms that are note in common), product platforms (sharing of best practice on product platforms to be re-design), HR (implementation completion of labor agreements), in any case within the limits permitted by applicable Law (including any antitrust and competition Law); without prejudice to the foregoing, (i) access (if any) to competitively sensitive documents or information will be granted only to “clean team” members consisting of external advisors of the Purchaser and its Affiliates, as identified in accordance with sound antitrust compliance practices and in accordance with applicable Law; and (ii) should the Closing not occur, the Purchaser shall, upon request of the Seller, return to the Company or destroy any such documents received from the Company, in compliance with the Confidentiality Agreement executed on May 8, 2014 by and between the Purchaser and the Company.

Article 7
Representations and Warranties of the Seller

(A) In addition to any other representation or warranty however provided under the Law or otherwise, the Seller hereby makes to the Purchaser the representations and warranties set forth in Sections 7.1 to 7.5, each of which shall be true, correct and accurate as of the date hereof and any date up to, and including, the Closing Date with reference to the facts, events, circumstances and/or situations existing as of any such date (including the Closing Date) according to the provisions below.

(B) The Seller acknowledges that the Purchaser enters into this Agreement upon the basis of, and in full reliance upon, the representations and warranties made and given by the Seller under Article 7. Without prejudice to the provisions of Section 7.5(A), the rights, powers, and remedies of the Purchaser arising under this Agreement or the Law in connection with, or by virtue of, any breach, untruthfulness, incorrectness or inaccuracy (in whole or in part) of the representations and warranties of the Seller under this Agreement or the Law shall not be excluded, limited, reduced, affected, impaired, altered or modified, in any manner whatsoever, (i) by any investigation, report, inquiry or review of any of the Seller and the Family Sellers, the Company and the

Subsidiaries (including their conditions (financial, economic, trading or otherwise), assets, Liabilities, business, activities, permits, authorizations, Contracts, Undertakings, and Instruments, other relationships or matters) conducted by or on behalf of the Purchaser, its Affiliates or their respective representatives or advisors prior to the date of this Agreement or the Closing Date (including any due diligence review), nor (ii) as a consequence of any information or actual, effective, implied, inferred, imputed or alleged knowledge of any breach, untruthfulness, incorrectness or inaccuracy (in whole or in part) of such representations and warranties which the Purchaser, its Affiliates or their respective representatives or advisors may have prior to or as at the Execution Date or the Closing. The representations and warranties of the Seller made or undertaken pursuant to this Agreement or the Law shall consequently only be limited or qualified by the terms of this Agreement in accordance with the provisions below.

7.1 Representations and warranties relating to the Seller

The Seller represents and warrants to the Purchaser as follows:

7.1.1    Organization and standing. Fineldo is a company duly organized, validly existing and in good standing under the Laws of Italy, is not subject to any reorganization, liquidation, insolvency, bankruptcy or other similar proceedings under any applicable Laws, has not stopped payment of its debts as they fall due nor is it insolvent or unable to pay its debts as they fall due, is not in a capital loss situation, and has the full power and authority to conduct its business as presently conducted and to own the Fineldo Shares.

7.1.2    Authorization.

(a)    All corporate actions and formalities and other internal proceedings required to be taken by or on behalf of Fineldo to enter into and to implement this Agreement have been duly and properly taken; Fineldo has the power to duly execute and deliver this Agreement which constitutes the valid and binding obligation of Fineldo enforceable against it in accordance with its terms and conditions.

(b)    Save for the Court Authorization, no application to, or filing with, or consent, authorization or permit, registration, declaration or exemption by any Governmental Authority or other Person is required by Fineldo in connection with the execution and performance of this Agreement or any of the transactions contemplated hereby.

7.1.3    No conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in the breach of, or constitute a default under, require any notice under, or violate any Law or Contracts, Undertakings and Instruments applicable to or binding on Fineldo and/or the by-laws of Fineldo.

7.1.4    No Brokers. No banker, broker, finder or other intermediary retained to act on behalf of Fineldo, or otherwise involved in the negotiation, preparation or consummation of the transactions contemplated hereby, might be entitled to any fee or commission from the Purchaser, its Affiliates or from the Target or the Subsidiaries in connection with the transactions contemplated by this Agreement.

7.2 Representations and warranties relating to the Fineldo Shares

Fineldo represents and warrants to the Purchaser as follows:

7.2.1    Ownership and transfer of title. Fineldo has full and exclusive beneficial ownership of, is the sole record holder of, and has good, full and exclusive title (proprietà) to, the Fineldo Shares, free and clear of any Encumbrance, has full, exclusive, rightful, legitimate right, power, and authority to sell and transfer such ownership and title in accordance with the terms of this Agreement, and, upon consummation of the actions constituting the Closing, the Purchaser will acquire full and exclusive beneficial ownership of, and become the sole record holders of, and acquire good, full and exclusive title (proprietà) to, the Fineldo Shares free and clear of any Encumbrances.

7.2.2      Fineldo Shares. The Fineldo Shares represent 42.749% of the authorized, issued, and fully paid in share capital of the Company and 48% of the outstanding share capital of the Company, and are entitled to 48% of the economic, governance, and voting rights of the Company.

7.3 Representations and warranties relating to the Target

The Seller represents and warrants to the Purchaser as follows:

7.3.1    Organization and standing. The Target is a corporation (società per azioni) duly organized, validly existing and in good standing under the Laws of Italy, whose shares are listed in the Italian stock market organized and regulated by Borsa Italiana S.p.A. The Target has the full power and authority to conduct its business as presently conducted and to own its assets and properties as presently owned. The Target is not subject to any reorganization, liquidation, insolvency, bankruptcy or other similar proceedings under any applicable Laws and has not stopped payment of its debts as they fall due nor is it insolvent or unable to pay its debts as they fall due. The Target is not in a capital loss situation.

7.3.2 Capital and Treasury Shares.

(a)    The authorized, issued, and fully paid in share capital of the Company is equal to Euro 102,759,269.40, the outstanding share capital of the Company is equal to Euro 92,851,835.4; such share capital is duly authorized validly issued and fully paid-in in cash; the issued share capital of the Company consists solely of no. 114,176,966 ordinary shares, having a par value of Euro 0.90 each, duly authorized, validly issued, and fully paid-in in cash, each of which is entitled to 1 vote. The Company has full and exclusive beneficial ownership of, is the sole record holder of, and has, good, full and exclusive title (proprietà), to no. 11,008,260 treasury shares of the Company (the “Treasury Shares”), free and clear of any Encumbrance. The Treasury Shares represent 9.641% of the authorized and issued and fully paid in share capital of the Company.

(b)    Except as resolved upon at the shareholders’ meeting of the Company on May 7, 2014, since December 31, 2013 the Company has not approved, declared or paid any (distribution of) dividends, profits or reserves (whether in cash, shares or property or otherwise, and whether through capital decreases, redemption, purchases or other acquisitions of any Securities representing their corporate capital, interim dividends, or otherwise).

(c)    No Person is entitled, now or in the future, contingently or otherwise, to (i) acquire, at any title, (x) the Treasury Shares, or (y) economic, governance or voting rights of the Company (except as a consequence of a purchase of shares of the Company other than the Fineldo Shares, the Family Shares or the Claudia Merloni Shares, pursuant to this Agreement, the Family(A) SPA or the Family(B) SPA, respectively), (ii) to subscribe to any Securities of the Company.

7.3.3    No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in the breach of, constitute a default under, require any notice under or violate the by-laws of the Target or any Law or Contracts, Undertakings and Instruments applicable to or binding on the Target.

7.4 Representations and warranties relating to the Subsidiaries

Fineldo represents and warrants to the Purchaser as follows:

7.4.1    Organization and standing. The Subsidiaries are corporations duly organized, validly existing and in good standing under the relevant applicable Laws and have the full power and authority to conduct their business as presently conducted. None of the Company and the Subsidiaries is subject to any reorganization, liquidation, insolvency, bankruptcy or other similar proceedings under any applicable Laws and has not stopped payment of its debts as they fall due nor is it insolvent or unable to pay its debts as they fall due. None of the Subsidiaries is in a capital loss situation.

7.4.2    Capital. The authorized, issued, and outstanding corporate capital of each Existing Subsidiary is as described in Annex C, and it is duly authorized, validly issued, and fully paid-in in cash. Annex C sets forth the equity interests in the authorized, issued, and outstanding corporate capital of each Existing Subsidiary owned by the Target (directly or through other Existing Subsidiaries) which is entitled to the percentages of the economic, voting, and governance rights of the Existing Subsidiaries as indicated in Annex C. No Person is entitled, now or in the future, contingently or otherwise, to acquire, at any title, economic, governance or voting rights of the Subsidiaries, or to subscribe or acquire, at any title, any Securities of the Subsidiaries.

7.4.3    No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in the breach of, or constitute a default under, require any notice under or violate the by-laws of the Subsidiaries or any Law or Contracts, Undertakings and Instruments applicable to or binding on the Subsidiaries.

7.5 Other representations and warranties relating to the Target and the Subsidiaries

(A) Except as fairly and specifically disclosed in the Data Room Documents, Fineldo represents and warrants to the Purchaser as follows:

7.5.1    Related Party Transactions. None of the Company and the Subsidiaries has entered into or is a party or subject to any Contracts, Undertakings and Instruments with, towards or vis-à-vis any of the Seller, the Family Sellers, any Affiliates or other

Related Parties of the Seller and/or any Family Seller (other than the Company and the Subsidiaries). There are no guarantees (real, personal or otherwise), counter-guarantees, sureties, indemnities, warranties, comfort letters, letters of patronage, other Encumbrances and related Contracts, Undertakings and Instruments of any kind and form whatsoever granted, given or issued by any of the Company and the Subsidiaries, or on their request or behalf, or to which any of the Company and the Subsidiaries is a party or subject to, in respect of, in favor of, in the interest of or for the benefit of any of the Seller, the Family Sellers, and/or any Affiliates or other Related Parties of the Seller and/or any Family Seller (other than the Company and the Subsidiaries).

7.5.2    Financial Statements; books and records

(a)    Each of the Financial Statements (other than the Half-Year Financial Statements and the Q3 Interim Report) have been prepared in accordance with applicable Law and their respective Accounting Principles, using bases, practices, methods, and estimation techniques consistent with those used in the preceding 3 accounting periods. The Stand-alone Financial Statements and the Consolidated Financial Statements are true, complete and correct and give a clear, true and fair view of the assets, liabilities, economic and financial conditions, state of affairs and shareholders’ equity of, respectively, the Company and the Group Companies as of December 31, 2013, and of the profits and losses, cash flow and results of operations of, respectively, the Company and the Group Companies for the one-year period ended on December 31, 2013. The Q1 Interim Report has been prepared, in accordance with applicable Law and the relevant Accounting Principles and give a fair view of the assets, liabilities and economic and financial conditions of the Group Companies as of March 31, 2014, and of the profits and losses, cash flow and results of operations of the Group Companies for the three-month period ended on March 31, 2014. The Half-Year Financial Statements and the Q3 Interim Report, will be prepared in accordance with applicable Law and their respective Accounting Principles, using bases, practices, methods, and estimation techniques consistent with those used in the preceding 3 accounting periods. The Half-Year Financial Statements will be true, complete and correct and give a clear, true and fair view of the assets, liabilities, economic and financial conditions, state of affairs and shareholders’ equity of the Group Companies as of June 30, 2014, and of the profits and losses, cash flow and results of operations of the Group Companies for the six-month period ending on June 30, 2014. The Q3 Interim Report will give a fair view of the assets, liabilities and economic and financial conditions of the Group Companies as of September 30, 2014, and on the profits and losses, cash flow and results of operations of the Group Companies for the nine-month period ending on September 30, 2014. If approved by the board of directors of the Company prior to the Closing Date, the consolidated annual financial statements of the Company as of December 31, 2014 will be prepared in accordance with applicable Law and their respective Accounting Principles, using bases, practices, methods, and estimation techniques consistent with those used in the preceding 3 accounting periods, will be true, complete, and correct and will give a clear, true, and fair view of the assets, liabilities, economic and financial conditions, state of affairs and shareholders’ equity of, respectively, the Company and the Group Companies as of December 31, 2014, and of the profits and losses, cash flow and results of operations of, respectively, the Company and the Group Companies for the one-year period ended on December 31, 2014.

(b)    The books and other financial records of the Group Companies represent all of the books and financial records required by applicable Laws, have been maintained in accordance with applicable Laws and in a manner that, in reasonable detail, accurately and fairly reflects the transactions of the Group Companies. The Group Companies maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed and access to assets is given only in accordance with applicable corporate authorization; (ii) transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability of corporate assets; and (iii) recorded assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any discrepancies between recorded and actual assets.

(c)    The document attached hereto as Schedule 7.5.2(c) is true and correct in any and all respects.

7.5.3    Absence of material changes since reference date of Annual Financial Statements. In the period between January 1, 2014, and the date of this Agreement: (i) the business of the Group Companies has been operated in the normal and ordinary course, consistent with past practice in accordance with the best standards of due diligence, care, and efficiency and in compliance with all applicable Laws and all Contracts, Undertakings and Instruments that are binding on the Group Companies; (ii) the Group Companies have taken all reasonable steps to preserve their assets, organization and business, goodwill and relations with customers, suppliers and other Persons with whom they have significant business relationships; (iii) there has been no Material Adverse Effect; and (iv) no Group Company has taken or carried out any action or transaction contemplated in Section 6.1(d).

7.5.4    No undisclosed liabilities. The Group Companies have no Liabilities except for those (i) fully disclosed or provided for in the Annual Financial Statements and not theretofore discharged, and/or (ii) incurred in the normal and ordinary course, consistent with past practice (as provided in Section 7.5.3 above) since January 1, 2014.

7.5.5    Tax matters

(a)    Each Group Company complies and has complied with any Law relating to Taxes and has duly and timely filed with the competent Governmental Authorities all Tax Returns that are required to be filed with any Governmental Authority by any applicable Law. All such Tax Returns are true, correct, and complete in all respects. No Group Company has requested an extension of time within which to file any Tax Return which has not since been filed.

(b)    All Taxes owed by any Group Company (whether or not shown on any Tax Return) have been timely paid in full or, if not yet due and payable, full and complete provisions or withholdings have been posted or made in the Financial Statements in accordance with the Law and the relevant Accounting Principles. Any and all deferred Tax assets and Tax receivables reported in the Financial Statements have been determined and accrued in complete accordance with applicable Tax law and are therefore true and valid.

(c)    No Litigations and Claims are pending or being asserted, or have been threatened or announced in writing, by any Governmental Authority with respect to any Taxes or Tax Return of any Group Company. There are no Encumbrances on any of the assets of any Group Company that arose in connection with any failure (or alleged failure) to pay any Tax. No Group Company has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to any Tax assessment or deficiency.

(d)    Without prejudice to clause (c) preceding, no claim has ever been made by a Governmental Authority in a jurisdiction where any Group Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(e)    Each Group Company has an amount of loss carryforwards (the “Group Company NOLs”) as listed on Schedule 7.5.5(e). None of the Group Company NOLs are subject to restriction of use under any applicable Law or accounting standards.

(f)    The information provided in the Vendor Due Diligence Report prepared by Ernst & Young is correct and complete in all material respects and has not materially changed as of the Closing date.

(g)    No Group Company is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar contract or practice with respect to Taxes. No Group Company is or has been a member of an affiliated group, other than a group of which the Target is the common parent, and no Group Company has any Liability for Taxes of any other Person as a transferee or successor, by contract or otherwise.

(h)    No Group Company will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date; (ii) an installment sale arising in a taxable period ending on or before the Closing Date; deferred gains (intercompany or otherwise) arising prior to the Closing Date; any material prepaid amount received on or prior to the Closing Date; or (iii) any agreement with an appropriate authority executed on or prior to the Closing Date.

(i)    Since January 1, 2014, no action, event or circumstance has taken place or occurred that materially changes the Tax rates, structure or position of any Group Company compared to the ones disclosed in the Data Room Documents.

7.5.6    Environmental, health and safety matters

(a)    Each Group Company complies and has complied in all respects with - and its businesses, operations, properties, facilities, plants and equipment, without limitation, are and have been in compliance in all respects with - all applicable EHS Laws and all EHS Permits (as defined below). No Litigations and Claims are pending or being asserted, or have been threatened or announced in writing, against any Group Company: (i) that it has not complied in any respect with any HSE Law and/or any provisions, conditions and/or limitations attaching to any EHS Permit it holds; (ii) failure to comply with which would constitute a violation of EHS Law or compliance with which could be secured by further proceedings under EHS Law in relation to the carrying on of its business; and/or (iii) concerning any matter which may give rise to Liabilities of the Group Companies under EHS Laws, including, without limitation, liabilities arising from clean up and/or removal obligations relating to Hazardous Materials in general.

(b)    Each Group Company has all permits, licenses, certificates, consents, approvals, registrations and/or authorizations required under EHS Laws in relation to the carrying on of its business and the ownership and/or use of its properties, facilities, plants and equipment (collectively, the “EHS Permits”) and all such EHS Permits held by the Group Companies are in full force and effect. No Group Company has received any written notification that it has not obtained any EHS Permit or that any EHS Permit obtained or held is not in full force and effect or of any reason why any such EHS Permit should be revoked, suspended, cancelled or not renewed upon its expiration.

(c)    No current or past activities of any Group Company and no real properties, land, buildings, plants, machineries or equipment owned, possessed, held, leased, licensed, exploited and/or used (now or in the past) by any Group Company (collectively, the “Assets”) are or have ever been the source of any pollution or any damage to human health or the Environment that may cause any Loss for any Group Company under any EHS Law and/or require any Environmental Remediation by and/or at the expenses of any Group Company. No Assets are contaminated by any pollution or any Hazardous Materials. No Hazardous Materials are currently or in the past have ever been stored or treated on any Assets. For the purposes hereof, “Environmental Remediation” means any activity or action to (x) contain, abate, clean up or remove Hazardous Materials from the Environment or carry out any other activity for the purpose of decontaminating any pollution of the Environment, (y) prevent, minimize or mitigate the release (or threatened release) of Hazardous Materials into the Environment or the injury or damage from such release through ring-fencing or otherwise, and (z) comply with the requirements of any EHS Laws, EHS Permits, and settlements or other Contracts, Undertakings, and Instruments with any Governmental Authority with respect to the Environment.

7.5.7    Litigations and Claims. There are no Litigations and Claims pending or being asserted, or threatened or announced in writing against the Company and/or any Subsidiary. The Litigations and Claims disclosed in the Data Room Documents (or any future Litigations and Claims arising out of the same or related set of facts or circumstances) will not (irrespective of the amount of the relevant claim specified in the Data Room Documents) cause Losses for any Group Company exceeding, in the aggregate, Euro 10,000,000 (ten million). There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or other Governmental Authority against the Company or any Subsidiary.

7.5.8    Compliance with Laws and Permits

(a)    Each Group Company complies and has complied in all respects with all applicable Laws (including data protection and privacy, labor, social security, pension and welfare, anti-money laundering, anti-corruption, antitrust, competition, export restrictions, anti-boycott and embargo Laws).

(b)    Each Group Company: (i) has all permits, licenses, certificates, consents, approvals, registrations and/or authorizations (the “Permits”) (including those relating to zoning, building, and/or data protection) that are required for the lawful conduct, use, maintenance operation of its businesses or of any of its assets or properties and all such Permits held by the Group Companies are in full force and effect; (ii) complies and has complied in all respects with the provisions of all Permits it holds, and has not carried out any action that may in any way cause the termination, modification, suspension or invalidity thereof; and (iii) has not received any notice aimed at obtaining the amendment, suspension, revocation, withdrawal, invalidity, termination, cancellation or non-renewal of any of the Permits it holds.

(c)    Without limiting the generality of the representations and warranties under clauses (a) and (b) preceding:

(i)    no director, officer, employee, agent or representative of any Group Company has taken or carried out any act, action or transaction (including any practice, agreement, arrangement or concerted practice, whether or not formalized in writing), or committed any omission, that (x) would cause the Purchaser to be in violation, upon consummation of the transaction contemplated by this Agreement, of any Law applicable to it; and/or (y) infringes (or could reasonably be expected to infringe), or would cause any Group Company to be liable pursuant to, (á) Italian Legislative Decree no. 231 of June 8, 2001, Anticorruption Laws, and/or any similar or other analogous Laws applicable to any Group Company in any relevant jurisdiction; and/or (â) any competition, antitrust, merger control, fair trading, consumer information and protection or any other similar or analogous applicable Law in any jurisdiction where the Group Companies have conducted or conduct any business or have any assets or on which the effects of its activities or practices might be felt (except for any matter that would give rise to the indemnification obligations of Fineldo pursuant to the Relevant Proceedings Special Indemnity set forth under Section 9.6);

(ii)    no Group Company has taken any act in furtherance of a payment, offer, promise to pay, or authorization or ratification of a payment of any gift, money or anything of value to: (x) a Government Official, or (y) any person or entity while knowing or having reasonable grounds to believe that all or a portion of that payment will be passed on to a Government Official, to obtain or retain business or to secure an improper advantage;

(iii)    there is no Litigation and Claim pending or being asserted, or threatened or announced in writing involving any Group Company regarding a violation or potential violation of any Anticorruption Law; and

(iv)    each Group Company has established and continues to maintain reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws.

(d)    all of the requests for the issuance of the Social Shock Absorbers Decrees that had to be made have been duly, timely and properly made in accordance with the Law and best practice.

7.5.9    Product Liability. The products designed, manufactured, distributed, supplied or sold by the Group Companies meet and comply with and have met and complied with all contractual (and pre-contractual) specifications, requirements, warranties and representations, and all requirements imposed or required by applicable Law (including in the countries in which the products were and are manufactured, distributed or sold). No products were designed, manufactured, distributed, supplied and/or sold by any of the Group Companies which are, were or will become in any respect faulty, defective or dangerous. There is no Litigations or Claim against any of the Group Companies with respect to product liability or product warranty or that any of the products manufactured, distributed, supplied or sold by the Group Companies is faulty, defective, dangerous or not suitable for this purpose nor, to the knowledge of the Seller, do there exist circumstances that would permit any Person to bring valid claims of such nature or stating that the products sold by it are defective, are not suitable for its purpose or have caused or contributed to damage or personal injury. No product designed, manufactured, distributed or sold by any Group Company has been recalled and no Group Company has received any notice of recall (written or oral) or inquiry that could lead to a recall of any such product from any Person or Governmental Authority. No event has occurred or circumstance exists that (with or without notice or lapse of time) could result in any such recall. None of the Group Companies anticipates proceeding with a spontaneous recall campaign for any of the products designed, manufactured, distributed, supplied or sold by the Group Companies.

7.5.10    Change of control. The Purchaser’s acquisition of Control over the Company and/or, more in general, the execution and consummation of the transactions contemplated in this Agreement will not constitute an event or circumstance which gives to any of the other parties to any Contracts, Undertakings, and Instruments which any Group Company is a party to the right to terminate, withdraw from, exercise an option under, amend or refuse to perform the relevant Contract, Undertaking or Instrument, or accelerate any payment obligation of the Group Companies thereunder.

Article 8
Representations and Warranties of the Purchaser

8.1 Representations and Warranties of the Purchaser. The Purchaser hereby makes the following representations and warranties to the Seller, each of which shall be true and correct as of the date hereof and as of the Closing Date.

8.1.1    Organization and Standing. The Purchaser is a corporation duly organized, validly existing under its Laws of incorporation and has full power and authority to conduct its business as presently conducted and to own its assets and properties as presently owned.

8.1.2    Authorization. (a) All corporate actions and formalities and other internal proceedings required to be taken by or on behalf of the Purchaser to authorize the same to enter into and to carry out this Agreement have been duly and properly taken; the Purchaser has the power to duly execute and deliver this Agreement which constitutes the valid and binding obligation of the Purchaser enforceable against it in accordance with its terms and conditions.

(b)     Except for the Clearance to be obtained in accordance with Section 4.2(iv), no application to, or filing with, or consent, authorization or permit, registration, declaration or exemption by, any Governmental Authority or authority or other Person is required by the Purchaser in connection with the execution and performance of this Agreement or any of the transactions contemplated hereby.

8.1.3    No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in a breach of, or constitute a default under the by-laws of the Purchaser or violate any Law applicable to the Purchaser.

8.1.4.    No Broker. No banker, broker, finder or other intermediary retained to act on behalf of the Purchaser, or otherwise involved by the Purchaser in the negotiation, preparation or consummation of the transactions contemplated hereby might be entitled to any fee or commission from the Seller in connection with the transactions contemplated by this Agreement.

Article 9
Indemnification obligations in respect of representations and warranties and Special Indemnity

9.1 Fineldo’s obligations. Fineldo shall indemnify and hold the Purchaser (and/or, upon the Purchaser’s request, at the Purchaser’s sole and absolute discretion, the Company and the Subsidiaries) harmless from, against, and with respect to, and shall pay to the Purchaser (and/or, upon the Purchaser’s request, at the Purchaser’s sole and absolute discretion, the Company and the Subsidiaries) an amount equal to, the Losses of, or suffered or incurred by, the Purchaser, the Company and/or any of the Subsidiaries arising out of, in connection with, or relating to (i) any breach, or untruthfulness, incorrectness or inaccuracy (in whole or in part) of, any representation or warranty of the Seller set forth Article 7, and (ii) any act or omission, fact, event or circumstance that is not consistent (in whole or in part) with any representation or warranty of the Seller set forth in Article 7 (each of the items under (i) and (ii), a “Breach of Representations and Warranties”). Any payment due by Fineldo pursuant to this Section 9.1 shall be made by Fineldo to the Purchaser or, at the Purchaser’s sole and absolute discretion, to the Company or the relevant Subsidiary; provided however that the amount of any such payment to be made by Fineldo shall be equal to 100% of the Loss of, or suffered or incurred by, the Purchaser, or the Relevant Percentage of the Loss of, or suffered or incurred by, the Company or any Subsidiary.

9.2 Exclusions and limitations to certain obligations of Fineldo.

(a)     Fineldo shall not be liable to the Purchaser under Section 9.1 in respect of any actual, potential, contingent or alleged Breach of Representations and Warranties that is notified by the Purchaser to Fineldo pursuant to Section 9.8 following the expiration of a period of, respectively: (i) as for the representations and warranties set forth in Sections 7.1, 7.2, 7.3 and 7.4, 10 years after the Closing; (ii) as for the representations and warranties set forth in Sections 7.5.5, 7.5.6, 7.5.8 and 7.5.9, 60 (sixty) Business Days after the expiration of the statute of limitations applicable to the events constituting the subject matter of each such representation and warranty; and (iii) as for the representations and warranties set forth in Sections 7.5.1 to 7.5.4, 7.5.7 and 7.5.10, 24 months after the Closing; provided, however, for the avoidance of doubt, that the representations and warranties of the Seller and the Purchaser’s rights and Fineldo’s obligations under Section 9.1 shall survive the expiration of the time limits set out above and continue to be valid and enforceable in respect of any actual, potential, contingent or alleged Breach of Representations and Warranties referred to therein for which notice has been sent by the Purchaser in accordance with Section 9.8 on or before the expiry of the above applicable terms, until actual payment of the amount due pursuant to this Agreement.

(b)     Fineldo shall not be liable to the Purchaser under Sections 9.1 and 9.7:

(i) if the amount of the Loss in connection with or relating to any single occurrence or matter (or series of occurrences or matters of the same or similar kind or nature or arising out of the same set of facts in aggregate) giving rise to the liability of Fineldo pursuant to Section 9.1 and/or 9.7 does not exceed Euro 500,000 (five hundred thousand) (regardless of the percentage thereof payable under Section 9.1); and/or

(ii) if the aggregate amount of all Losses in connection with or relating to any occurrence or matter giving rise to the liability of Fineldo pursuant to Sections 9.1 and 9.7 (regardless of the percentage thereof payable under Section 9.1) does not exceed Euro 10,000,000 (ten million), provided that: (x) all sums in respect of which Fineldo’s liability shall be excluded pursuant to clause (i) of this Section 9.2(b) shall not be taken into account for the purposes of the Euro 10,000,000 (ten million) threshold set out under this clause (ii); and (y) in case such Euro 10,000,000 (ten million) threshold is exceeded, Fineldo shall be liable in respect of the excess amount only.

(c)     Fineldo’s maximum aggregate liability under Sections 9.1 and 9.7 (after having taken into account the relevant limitations and exclusions set forth in the other paragraphs of this Section 9.2, as applicable) shall not exceed an amount equal to 10% (ten percent) of the Purchase Price (the “Cap”).

(d)     Notwithstanding anything to the contrary contained in this Agreement or applicable Law, the provisions of Sections 9.2 (b) and (c) and (e) shall not apply and the Purchaser’s rights hereunder shall not be subject to any limitation or restriction: (i) in respect of any Breach of Representations and Warranties concerning the Seller’s representations and warranties set forth in Sections 7.1, 7.2, 7.3 and 7.4; and (ii) in the event of fraud, willful misconduct or gross negligence of the Seller including in rendering the relevant representation or warranty.

(e)     The amount of the Losses to be indemnified or paid by Fineldo pursuant to Section 9.1 shall be reduced by:

(i) any amount actually recovered by the Purchaser or the Relevant Percentage of any amount actually recovered by the relevant Group Company pursuant to any insurance policy of the Purchaser and/or the Group Companies, as the case may be, for the Loss giving rise to indemnification, in each case net of recovery costs, including legal fees, litigation costs and increase in the insurance premium applicable as a consequence thereof; and

(ii) the Relevant Percentage of the amount of any specific provision or reserve (riserva specifica) accounted for and specifically identifiable in the Consolidated Financial Statements for the Loss and the event giving rise to Fineldo’s liability, only to the extent of the amount of such specific provision or reserve.

9.3 Purchaser’s notice. The Purchaser shall serve on Fineldo a written notice of claim for Breach of Representations and Warranties, within 90 days of the date of Purchaser’s actual and complete knowledge of such breach, untruthfulness, incorrectness or inaccuracy, it being understood that no forfeiture will occur in case of delay.

9.4 Purchaser’s indemnification obligations. The Purchaser shall indemnify and hold the Seller harmless from, against, and with respect to, and shall pay to the Seller an amount equal to, the Losses of, or suffered or incurred by, the Seller arising out of, in connection with, or relating to any breach, or untruthfulness, incorrectness or inaccuracy (in whole or in part) of, any representation or warranty of the Purchaser set forth in Article 8.

9.5 Limitations to Purchaser’s indemnification obligations. The Purchaser shall not be liable to the Seller under Section 9.4 in respect of any actual, potential, contingent or alleged breach, or untruthfulness, incorrectness or inaccuracy (in whole or in part) of, any representation or warranty of the Purchaser set forth in Article 8 that is notified by the Seller to the Purchaser following the expiration of a period of 10 years after the Closing; provided, however, for the avoidance of doubt, that the representations and warranties of the Purchaser and the Seller’s rights and the Purchaser’s obligations under Section 9.4 shall survive the expiration of the time limit set out above and continue to be valid and enforceable in respect of any actual, potential, contingent or alleged breach or untruthfulness, incorrectness or inaccuracy (in whole or in part) of any representations or warranties of the Purchaser referred to therein for which notice has been sent by the Seller on or before the expiry of the above terms, until actual payment of the amount due pursuant to this Agreement.

9.6 Ad hoc contractual arrangements. The representations and warranties of the Seller contained in Article 7 (other than those set forth in Section 7.2) and the related indemnification obligations of Fineldo under Article 9.1 are ad hoc contractual arrangements absolutely independent of those provided for by the ICC concerning the sale of goods and, therefore, shall be independent representations, warranties, indemnities and indemnification obligations and not warranties as to promised qualities or to lack of defects. Accordingly, the Parties hereby acknowledge and agree that: (a) those representations and warranties, in consideration of their nature of purely contractual arrangements that the Parties intended and agreed to be independent of any provision of the ICC relating to the sale of goods, are not subject to the provisions set forth in articles 1490 (Garanzia per i vizi della cosa venduta) through 1495 (Termini e condizioni per l’azione) and article 1497 (Mancanza di qualità) of the ICC (the “ICC Provisions”), which shall not apply to the representations and warranties under Article 7 and the indemnification obligations under Article 9 of this Agreement; (b) any claim that the Purchaser may raise on the basis of, or in connection with, those independent contractual arrangements will be subject only to the exclusions and limitations expressly specified in this Article 9, those of the ICC Provisions being expressly deemed inapplicable; and (c) payments to be made by Fineldo under this Article 9 shall be due as a mere consequence of the occurrence of any of the circumstances indicated herein, irrespective of whether the Seller will be found to be or have been in bad faith or negligent.
9.7 Special Indemnity. Fineldo shall indemnify and hold the Purchaser (and/or, upon the Purchaser’s request, at the Purchaser’s sole and absolute discretion, any Group Company) harmless from, against, and with respect to, and shall pay to the Purchaser (and/or, upon the Purchaser’s request, at the Purchaser’s sole and absolute discretion, any Group Company) an amount equal to the Relevant Percentage of any Losses of, or suffered or incurred by, any Group Company arising out of, in connection with, or relating to the Relevant Proceedings (the “Relevant Proceeding Special Indemnity”).
Fineldo shall not be liable to the Purchaser under this Section 9.7 following the expiration of a period of 60 (sixty) Business Days after the expiration of the statute of limitations or forfeiture terms applicable to any and whatever claims, investigation, action by any party (including a Governmental Authority) or other initiative arising from, relating to, or in connection with the subject matter of the Relevant Proceeding Special Indemnity; provided, however, that, the Purchaser’s rights and Fineldo’s obligations under Section 9.7 shall survive the expiration of the time limit set out above and continue to be valid and enforceable if a notice has been sent by the Purchaser in accordance with Section 9.8 on or before the expiry of the above applicable term, until actual payment of the amount due pursuant to this Agreement.

9.8 Indemnification Procedure

(a)    In the event that a Party (the “Claimant”) becomes aware of any claim, proceeding or other matter (including, as to the Purchaser, a Breach of Representations and Warranties) (an “Indemnification Event”) in respect of which the other Party (the “Indemnifying Party”) has assumed the obligation to indemnify the Claimant pursuant to this Article 9, the Claimant shall give written notice thereof (the “Notice of Claim”) to the Indemnifying Party within the term provided for in Section 9.3, it being understood that no forfeiture will occur in case of delay. The Notice of Claim shall specify whether the Indemnification Event arises as a result of a claim by a third Person against the Claimant or any Group Company (a “Third Party Claim”) or whether the Indemnification Event does not so arise (a “Direct Claim”), and shall also specify in reasonable details (to the extent that the information and documentation are available) the factual basis of the Indemnification Event and the amount of the Losses claimed in connection therewith, if known or quantifiable.

(b)    With respect to any Direct Claim, during the 20 (twenty) Business Days following receipt of the Notice of Claim, the Indemnifying Party shall be entitled to carry out such investigation of the Indemnification Event as it considers necessary or appropriate. If the Claimant and the Indemnifying Party agree upon the right to indemnification of the Claimant and the amount of Losses to be paid by the Indemnifying Party, the same Indemnifying Party shall immediately pay to the Claimant the full agreed amount of such Losses. Should no such agreement be reached between the Claimant and the Indemnifying Party within 60 (sixty) Business Days following the expiration of the above 20 (twenty) Business Days period, the Direct Claim can be referred to arbitration in accordance with Section 10.11.

(c)    With respect to any Third Party Claim, the Claimant shall direct, through counsel of its own choosing, the defense or settlement of any Third Party Claim. The Indemnifying Party may participate in such defense at its own expense and the Claimant shall use its best efforts to ensure that the Indemnifying Party and its counsels are kept fully informed of the defense of such Third Party Claim and that any their suggestions with respect to such defense are taken into account to the extent reasonable. The Claimant shall not (and shall cause the relevant Group Company not to) settle any Third Party Claim without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld or delayed); provided, however, that the Indemnifying Party can validly withhold such consent only if it irrevocably and unconditionally accepts and undertakes to fully indemnify any Loss relating to such Third Party Claim (including with respect to any amount exceeding the Cap); and provided further that, if the Indemnifying Party withholds its consent, the amount of the actual Loss relating to such Third Party Claim that exceeds the proposed settlement amount shall not be taken into account in the calculation of Fineldo’s liability for purposes of the limitation to Fineldo’s maximum aggregate liability set forth in Section 9.2(c).

(d)    Any indemnification amount due by the Indemnifying Party to the Claimant under this Article 9 in relation to a Third Party Claim shall be paid by the Indemnifying Party to the Claimant without delay (and in any event within 5 (five) Business Days) of the date of occurrence of the Loss, and in any event at least 5 (five) Business Days before the relevant payment to the third party has to be made (even provisionally - including as a result of the issuance of an enforceable first-degree judicial judgment on merits or an arbitration award deciding on the Third Party Claim, or the execution of a settlement agreement on the Third Party Claim (provided that such settlement agreement is entered into in compliance with the above provisions)) by the Claimant (and/or, in case the Claimant is the Purchaser, by the relevant Group Company, as applicable). If, after the payment of the relevant indemnification amount made by the Indemnifying Party to the Claimant in accordance with the above provisions, it is finally ascertained that such indemnification amount is not due or is lower than the amount advanced by the Indemnifying Party, then the Claimant shall, within the following 5 (five) Business Days, return to the Indemnifying Party such amount, or, as applicable, the difference between the amount advanced by the Indemnifying Party and the amount to be actually paid.

9.9 No double counting.    Notwithstanding anything to the contrary in this Agreement, if the Purchaser is entitled to indemnification from Fineldo for a Loss under more than one provision of this Agreement, the Purchaser shall be entitled to indemnification only up to the entire amount of the Loss.

Article 10
Miscellaneous Provisions

10.1 Assignment. No third party beneficiaries. Designated Subsidiary.

(a) This Agreement and all of the terms and conditions hereof shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors.

(b)    Neither Party may assign any of its rights, interests or obligations hereunder without the prior written consent of the other Party and any attempt to assign this Agreement without such consent shall have no effect, except that the Purchaser may, at any time, assign any of its rights, interests or obligations hereunder to any of its Affiliates.

(c)    Except as otherwise expressly provided for herein, nothing in this Agreement shall confer any rights upon any Person which is not a Party or a successor of any Party to this Agreement.

(d)    Pursuant to article 1401 of the ICC, the Purchaser shall have the right to designate a Person to become a Party (or an additional Party) to this Agreement (the “Designated Subsidiary”) and to purchase, and pay for, all or part of the Fineldo Shares in accordance with the terms hereof, provided that such designation is made in compliance with the following provisions: (i) anything in articles 1402 and 1403 of the ICC to the contrary notwithstanding, any designation pursuant hereto shall be made and communicated to the Seller not later than five (5) Business Days prior to the Closing Date together with the written unconditional acceptance of the Designated Subsidiary of the designation and of all the terms and conditions of this Agreement, including the express acceptance of the arbitration agreement contained in Section 10.11; (ii) the Designated Subsidiary shall be a company fully-owned, directly or indirectly, by the Purchaser; (iii) the Purchaser shall remain jointly and severally obligated to the Seller in respect of all the Purchaser’s obligation under this Agreement; and (iv) following the designation to become a Party to this Agreement in lieu of the Purchaser, any reference made to the Purchaser under this Agreement shall be deemed to be made to the Designated Subsidiary. Notwithstanding the designation of the Designated Subsidiary hereunder, the arbitration agreement contained in Section 10.11 shall continue to apply also to the original Purchaser.

10.2 Notices. All notices, request, demands or other communications required or permitted under this Agreement shall be given in writing and delivered personally or by courier, registered or certified mail, or sent by facsimile, as follows:

if to the Purchaser:

Whirlpool Corporation
2000 North. M-63
Benton Harbor, MI 49022
U.S.A.
Fax: +1(269)923-3722
Attention: Kirsten Hewitt, General Counsel

with copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
Via San Paolo 7
20121 Milan
Fax: + 39 02 86984440
Attention: Mr. Roberto Casati and Mr. Roberto Bonsignore

if to the Seller:

Fineldo S.p.A.
Via della Scrofa, 64
00186 Roma
Fax: +39 (0)732-259377
Pec: fineldospa@legalmail.it
with a copy (which shall not constitute notice) to :
Gianni, Origoni, Grippo, Cappelli & Partners
Via delle Quattro Fontane, 20
00184 Roma
Fax: + 39 06 4871101
Attention: Mr. Francesco Gianni and Mr. Andrea Aiello

or at such other address and/or telefax number as either Party may hereafter furnish to the other by written notice, as herein provided.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by facsimile transmission, such communication shall be deemed delivered the day of the transmission, or if the transmission is not made on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by courier, such communication shall be deemed delivered upon receipt; and if sent by registered or certified mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.

10.3 Fees and other expenses. Irrespective of whether the Closing shall have occurred, each of the Purchaser and the Seller shall pay its own Taxes (including withholding Taxes, which will be borne by the payee), fees, expenses and disbursements incurred, and/or due, by it in connection with the negotiation, preparation and implementation of this Agreement, including (without limitation) any fees and disbursements owing to such Party’s respective auditors, advisors and legal counsel.

10.4 Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto in respect of the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties in respect of the subject matter hereof. For the avoidance of doubt, this Agreement supersedes the Confidentiality Agreement executed on February 10, 2014 by and between the Purchaser and Fineldo, which is hereby terminated effective as of the date hereof.

10.5 Confidentiality - Public announcements. The Seller shall keep, and shall cause its Affiliates, officers, directors, managers, employees and advisors to keep, secret and confidential this Agreement, and all transactions contemplated herein, and all of the documents exchanged in accordance with this Agreement, provided that the Seller shall not be in breach of this undertaking by virtue of any disclosure required by Law or by any Governmental Authorities (provided that the Seller shall provide the Purchaser with, to the extent legally and practically feasible, prompt advance notice of any such requirement and disclosure), made pursuant to arbitration proceedings hereunder, or if necessary to enforce performance of this Agreement or any disclosure to the Seller’s auditors. To the extent legally permissible and practically feasible, Fineldo shall use its reasonable efforts to procure that advance notice is given to the Purchaser of any press release, announcement or other disclosure concerning the execution or delivery of this Agreement, any of the provisions contained herein and/or the transactions contemplated hereby, which the Target must or intends to make of which Fineldo is aware. The press release issued upon execution of this Agreement shall be agreed between the Parties, which shall cooperate as to the timing and contents of any such press release. Nothing in this Agreement shall prevent the Purchaser from disclosing this Agreement or its content.

10.6 Amendments in Writing. Waivers. No changes, amendment of, or waiver of any rights under, this Agreement shall be effective unless made in writing and signed by the Parties hereto. Except for the cases of forfeiture (decadenza) expressly provided for by this Agreement, the failure to exercise or any delay in exercising a right, power or remedy provided by this Agreement or applicable Law does not impair or constitute a waiver of such right, power or remedy. No single or partial exercise of any right, power or remedy provided by this Agreement or by applicable Law shall prevent any further exercise of the same or of any other right, power or remedy. Any waiver of any right, power or remedy may be granted subject to such conditions as the grantor may in its sole and absolute discretion decide. Any such waiver (unless otherwise specified in writing) shall only be a waiver for the particular purpose for which it was given. No such waiver shall be deemed to constitute a waiver of the same right, power or remedy at a future time or as a waiver of any other right, power or remedy under this Agreement or the Law or a waiver applicable either to other circumstances involving the same right, power or remedy or to any other term or condition of this Agreement or the Law.

10.7 Severability. If any non essential provisions of this Agreement is or becomes invalid, illegal or unenforceable under the Laws of any jurisdiction, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. The Parties shall nevertheless negotiate in good faith in order to agree the terms of mutually satisfactory provisions, achieving as closely as possible the same commercial effect, to be substituted for the provisions so found to be void or unenforceable.

10.8 Further Assurances. The Parties agree to take all actions and execute all documents as may be reasonably required, necessary, appropriate or advisable in order to properly and expeditiously carry out this Agreement.

10.9 Long Stop Dates.

(a) Without prejudice to Section 4.1, should the condition precedent set forth under Section 4.2(i) not have been fulfilled (or waived, to the extent contemplated herein) for whatever reason on or prior to September 30, 2014, the Purchaser shall have the right to terminate this Agreement, in which case the Parties shall be released from all obligations hereunder, and neither Party shall have any right or claim of any nature whatsoever against the other Parties as a result thereof, except for any rights and obligations already arisen in connection with or by virtue of any breach of the terms and conditions of this Agreement.

(b) Without prejudice to Sections 4.1 and 10.9(A), should the conditions precedent set forth under Section 4.2 not have been fulfilled (or waived, to the extent contemplated herein) for whatever reason on or prior to July 31, 2015, each Party shall have the right to terminate this Agreement, in which case the Parties shall be released from all obligations hereunder, and neither Party shall have any right or claim of any nature whatsoever against the other Parties as a result thereof, except for any rights and obligations already arisen in connection with or by virtue of any breach of the terms and conditions of this Agreement.

10.10 Applicable Law. This Agreement and the agreements, documents, and instruments executed hereunder (including the arbitration agreement set forth in Section 10.11), as well as any pre-contractual liability arising out of or in connection with this Agreement and its negotiations, shall be governed by, and construed and interpreted exclusively in accordance with, the substantive Laws of the Republic of Italy with the exclusion of any conflict-of-laws rules.

10.11 Arbitration.

(a) Any dispute arising, in whole or in part out of, related to, based upon, or in connection with this Agreement and/or its subject matter, as well as any pre-contractual liability arising out of or in connection with this Agreement and its negotiations, shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (hereinafter, the “Rules”). There shall be three arbitrators, appointed in accordance with the Rules. The President of the arbitral tribunal shall be nominated by the co-arbitrators nominated by the Parties within 30 days from the confirmation or appointment of the co-arbitrators. Unless otherwise agreed in writing by the Parties, the seat of the arbitration shall be in Geneva (Switzerland). The proceedings and award shall be in the English language. The cost of the arbitration, including attorneys’ fees, shall be assessed by the arbitral tribunal, which will be required to make such cost allocation with respect to any award issued. Each of the Parties irrevocably submits to the jurisdiction of the arbitral tribunal and waives any objection to proceedings with the arbitral tribunal on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum. All procedural matters, including the arbitration proceedings, shall be governed by Italian law.

(b) Without prejudice to the provisions of Section 10.11(a) and to the jurisdiction of the arbitrators contemplated thereby, the Seller and the Purchaser hereby submit to the exclusive jurisdiction of any competent court in Milan (Italy) any legal suit, action or proceeding arising out of or in connection with this Agreement which may, as a matter of any applicable Law, not be settled or resolved by arbitration. For the avoidance of doubt, either Party may seek an interim injunction or ask for urgent relief (misure cautelari) in any court of competent jurisdiction, it being understood that the Emergency Arbitrator Provisions of the ICC Rules shall apply.

10.12 Undertakings of the Purchaser with respect to the Claudia Merloni Shares. In the event that the Purchaser completes the purchase of any of the Claudia Merloni Shares before the Closing pursuant to the Family SPA (B): (i) the Purchaser shall not exercise the voting rights attached to any such Claudia Merloni Shares, nor file any slate of candidates for the appointment of the board of directors and/or the board of statutory auditors, unless and until the Closing has occurred; and (ii) should the Closing not occur for whatever reason by July 31, 2015, or such other long stop date as agreed between the Purchaser and Fineldo, the Purchaser shall sell such Claudia Merloni Shares within 24 (twenty four) months of July 31, 2015, or such other long stop date.

10.13 Undertakings of the Merloni Directors. The Seller shall procure that the Merloni Directors shall, and the Merloni Directors shall, (i) comply with the provisions of Sections 3.3(a)(i) and 3.3(b) and Section 5.2(a)(iii), as the case may be, which shall apply to them as directors of the Company; and (ii) act, as directors of the Company, in a manner that is consistent with the contents of the provisions of Section 6.1(c) and Section 6.1(d) from the date of this Agreement until (a) the Closing Date, if the Closing takes place on the date of the Shareholders’ Meeting to be called pursuant to Section 3.3(b), or (b) the date of the Shareholders’ Meeting to be called pursuant to Section 3.3(b) or of the shareholders’ meeting to be called pursuant to section 5.2(a)(iii)(5), as the case may be, if the Closing takes place before the Shareholders’ Meeting to be called pursuant to Section 3.3(b).”

********
If you agree with the foregoing please return to us a duly executed copy of this Agreement (including its Annexes and Schedules) initialed on all pages and signed at the end for your acceptance (as to Ms. Franca Carloni, Mr. Andrea Merloni, Mr. Aristide Merloni, Ms. Maria Paola Merloni and Ms. Antonella Merloni, only for the purposes of Sections 3.3(a)(i), 3.3(b), 5.2(a)(iii), 6.1(c), 6.1(d), 10.11 and 10.13 of the Agreement).

/s/ Marc Bitzer____________________
Whirlpool Corporation

/s/ Gian Oddone Merli_____________
Fineldo S.p.A.

/s/ Franca Carloni

/s/ Antonella Merloni

/s/ Andrea Merloni

/s/ Maria Paola Merloni

/s/ Aristide Merloni

Schedule 1.1(a)(i)
Calculation Rules

Capitalized terms not otherwise defined herein shall have the same meaning as in the Share Purchase Agreement between Whirlpool Corporation and Fineldo S.p.A. (the “Agreement”), to which this Schedule is attached. All amounts stated in this Schedule are stated in Euro.

1.	Calculation of Net Financial Debt

The “Net Financial Debt” shall be equal to the result of the following calculation:

Banks and other short-term loans and borrowings (+)
Medium and long-term loans and borrowings (+)
Total debt
Cash and cash equivalents (-)
Net Financial Debt

Each of the 3 balance sheet accounts listed above shall be calculated on a consolidated basis for the Group Companies and shall be defined and calculated consistently with the accounts bearing the same name in (x) the consolidated statement of financial position at December 31, 2013 included in the Consolidated Financial Statements and (y) the consolidated balance sheet for the period ended March 31, 2014 included in the Q1 Interim Report.

2.	Calculation of Net Working Capital

The “Net Working Capital” shall be equal to the result of the following calculation:

Trade receivables (+)
Inventories (+)
Trade payables (-)
Net Working Capital

Each of the 3 balance sheet accounts listed above shall be calculated on a consolidated basis for the Group Companies and shall be defined and calculated consistently with the accounts bearing the same name in (x) the consolidated statement of financial position at December 31, 2013 included in the Consolidated Financial Statements and (y) the consolidated balance sheet for the period ended March 31, 2014 included in the Q1 Interim Report.

3.	Sample calculation of Adjustment Amount

Below is - for illustrative purposes only - a calculation of the Adjustment Amount pursuant to Section 2.3(b) of the Agreement, prepared on the basis of the Reference Closing Average Net Financial Debt and examples of the Closing Average Net Financial Debt, the Reference Closing Average Net Working Capital and the Closing Average Net Working Capital.

Amounts in EUR millions
	Reference Closing Average Net Financial Debt (A)	Closing Average Net Financial Debt (Example) (B)	Impact on Provisional Purchase Price
Banks and other short-term loans and borrowings (+)	424.0
Medium and long-term loans and borrowings (+)	304.0
Total debt	728.0
Cash and cash equivalents (-)	101.0
Net Financial Debt	627.0	650.0 (example)	-23.0 (example)

	Reference Closing Average Net Working Capital (Example) (C)	Closing Average Net Working Capital (Example) (D)	Impact on Provisional Purchase Price
Trade receivables (+)
Inventories (+)
Trade payables (-)
Net Working Capital	60.0 (example)	71.7 (example)	+11.7 (example)

Adjustment Amount (gross) = (A) - (B) - (C) + (D)	-11.3 (example)
Deductible	+ / - 10.0
Adjustment Amount (net)	- 1.3

Schedule 1.1(a)(ii)
Index of Data Room Documents

Schedule 1.1(a)(iii)
DVD containing copy of the Data Room Documents

Schedule 3.3(a)(i)
Form of resignation of director
To:
Indesit Company S.p.A.
Viale Aristide Merloni 47
60044 Fabriano
(Ancona)

To the attention of the Board of Directors

To the attention of the Chairman of the Board of Statutory Auditors

By registered letter sent in advance via e-mail

[place], [date]
Re: Resignation from the office of director of Indesit Company S.p.A.

Dear Sirs,
I hereby irrevocably and unconditionally resign from the office of member of the board of directors of Indesit Company S.p.A. (the “Company”), effective as of the date of closing of the acquisition, by Whirlpool Corporation or one of its subsidiaries, of the shareholding in the Company held by Fineldo S.p.A.
I hereby confirm that the Company does not owe me any compensation or indemnification or any other sum in connection with the exercise or termination of my office or for any other reason, and I hereby irrevocably and unconditionally waive any rights or claims vis-à-vis the Company for the termination of my office or any other reason.

Yours faithfully,
_______________________
[]

Schedule 3.3(a)(ii)
Form of resignation of statutory auditor

To:
Indesit Company S.p.A.
Viale Aristide Merloni 47
60044 Fabriano
(Ancona)

To the attention of the Board of Statutory Auditors

To the attention of the Board of Directors

By registered letter sent in advance via e-mail

[place], [date]

Re: Resignation from the office of [alternate / standing] statutory auditor of Indesit Company S.p.A.

Dear Sirs,
I hereby irrevocably and unconditionally resign from the office of [alternate / standing] member of the board of Statutory Auditors of Indesit Company S.p.A. (the “Company”), effective as of the date of closing of the acquisition, by Whirlpool Corporation or one of its subsidiaries, of the shareholding in the Company held by Fineldo S.p.A.
I hereby confirm that the Company does not owe me any compensation or indemnification or any other sum in connection with the exercise or termination of my office or for any other reason, and I hereby irrevocably and unconditionally waive any rights or claims vis-à-vis the Company for the termination of my office or any other reason.

Yours faithfully,
_______________________
[]

Schedule 3.5

Form of Escrow Agreement

ESCROW AGREEMENT
This Escrow Agreement (this “Agreement”), is made on [], 2014, by and among:

1)
FINELDO S.P.A., a company incorporated under the laws of Italy and having its registered office at Via della Scrofa, no. 64, Rome, Italy, registered in the Register of Enterprises of Rome under no., and Tax code no., 01549810420 (“Fineldo”), represented herein by Mr. [•], duly authorized to execute this Agreement pursuant to [•];

2)
[PURCHASER], a company incorporated under the laws of [•] and having its registered office at [•], registered in the Register of Enterprises of [•] under no., and [•] Tax code no., [•] (the “Purchaser”), represented herein by Mr. [•], duly authorized to execute this Agreement pursuant to [•]; and

3)
[BANK ACTING AS ESCROW AGENT], a company incorporated under the laws of [Italy] and having its registered office at [•], registered in the Register of Enterprises of [•] under no., and [•] Tax code no., [•] (the “Escrow Agent”), represented herein by Mr. [•], duly authorized to execute this Agreement pursuant to [•].

(Fineldo, the Purchaser, and the Escrow Agent are herein, collectively, referred to also as the “Parties” and, individually, as a “Party.”)
WHEREAS

A.
On July [•], 2014, [the Purchaser] / [Whirlpool Corporation, a company incorporated under the laws of Delaware and having its principal place of business at 2000 N. M-63 Benton Harbor, MI 49085 (USA) (“Whirlpool”)] and Fineldo entered into a share purchase agreement (the “SPA”), pursuant to which, subject to the terms and conditions set forth in the SPA, Fineldo undertook to sell to the Purchaser, and the Purchaser undertook to purchase from Fineldo, on the Closing Date, no. 48,810,000 ordinary shares of the Target.

B.
[On [date], 2014, [Whirlpool], pursuant to Section 10.1(d) of the SPA, designated the Purchaser as the purchaser of the Target Shares under the SPA and by virtue of such designation (and the Purchaser’s acceptance thereof) the Purchaser acquired all rights and assumed all duties and obligations of [Whirlpool] arising under or in connection with the SPA.]

C.
Under Section 3.5 of the SPA, Fineldo and the Purchaser have undertaken to enter into an escrow agreement with the Escrow Agent, pursuant to which on the Closing Date a portion of the Purchase Price amounting to Euro 53,691,000 (fifty-three million and six hundred and ninety-one thousand) (the “Escrow Amount”) shall be put in escrow with the Escrow Agent in order to secure Fineldo’s payment obligations to the Purchaser under Sections 9.1 and 9.7of the SPA.

D.
The Escrow Amount shall be held in the Escrow Account (as defined below) by the Escrow Agent in accordance with the terms of this Agreement from the Closing Date until the release of the Escrow Fund (as defined below) in accordance with this Agreement.

E.
The Escrow Agent is aware of the terms and conditions of the SPA, a copy of which has been delivered to it prior to the execution of this Agreement, and is willing to act as escrow agent upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, which form substantial part of this Agreement, the Parties agree as follows:

1.Definitions. In this Agreement, the following terms shall have the following meanings:

a.	“Business Day” means any calendar day other than Saturday, Sunday and any other day on which credit institutions are authorized or required to close in Milan (Italy) or New York City (U.S.A.);

b.
“Cash Equivalents”: means: (i) certificates of deposit maturing within 3 months after the relevant date of calculation and issued by a bank of international standing having a Standard & Poor's rating of BBB or higher; (ii) any investment in marketable debt obligations issued or guaranteed by the governments of any member of the European Community with a credit rating by Standard & Poor's of BBB or higher or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within 3 months after the relevant date of calculation and not convertible into or exchangeable for any other security; (iii) any investment in money market funds that (a) have a Standard & Poor's credit rating of A or higher, (b) invest substantially all their assets in securities of the types described in clauses (i) and/or (ii) above, and (c) can be turned into cash on not more than 30 days' notice; in each case, denominated in Euros; and

c.	“Escrow Fund” means, at any time, all funds in the Escrow Account at such time.

Capitalized terms used in this Agreement (including in the preamble) without being otherwise defined herein shall have the respective meanings assigned to them in the SPA.

2.Appointment. The Escrow Agent is hereby appointed by Fineldo and the Purchaser as escrow agent for the Escrow Amount and hereby accepts its appointment and agrees to act as such pursuant to this Agreement for both Fineldo and the Purchaser.

3.Escrow Account. Prior to the Closing Date, the Purchaser shall open an escrow account at the Escrow Agent in the name of the Purchaser (the “Escrow Account”).

4.Deposit at Closing. On the Closing Date, as part of the Closing, the Purchaser shall deposit the Escrow Amount in the Escrow Account, subject to and in accordance with the terms and conditions of the SPA. Immediately thereafter, the Escrow Agent shall acknowledge receipt and deposit of the Escrow Amount by delivering to each of the Purchaser and Fineldo a notice in the form attached hereto as Schedule 4.

5.Escrow Fund. The Escrow Fund shall be the sole property of the Purchaser subject to the terms and conditions of this Agreement. The Escrow Fund shall remain in the Escrow Account and may be released or transferred from it only in accordance with the provisions of this Agreement.

6.Release of Escrow Fund. The Escrow Fund shall be released by the Escrow Agent, in all or in part and in one or more instances, only in accordance with the following provisions:

a.	On the second Business Day following the receipt by the Escrow Agent of:

i.	joint written instructions from Fineldo and the Purchaser in the form of Schedule 6.a.i (the “Joint Instructions”); or

ii.
a release and payment request from the Purchaser in the form of Schedule 6.a.ii (the “Release Request”) enclosing the copy of (x) a final award issued by an arbitral tribunal pursuant to Section 10.11(a) of the SPA or (y) a provisionally enforceable or final court decision issued by a court pursuant to Section 10.11(b) of the SPA, in each case ordering an amount to be paid by Fineldo to the Purchaser (or any Group Company) pursuant to Article 9 of the SPA (it being understood and agreed that the Escrow Agent shall adhere to, and accept, any such arbitral award or court decision as if the Escrow Agent were a party to the relevant arbitral or judicial proceedings and such award or decision were issued also towards the Escrow Agent), the Escrow Agent shall release and transfer to the Purchaser (or a Group Company) and/or Fineldo, as applicable, (the relevant portion of) the Escrow Fund as respectively indicated in the Joint Instructions or the Release Request.

b.
On the second Business Day following the Final Release Date (as defined below), the Escrow Agent shall release and transfer to Fineldo an amount equal to the entire Escrow Fund, unless as of such date one or more Notices of Claim delivered by the Purchaser to Fineldo - which Notices of Claim shall be delivered in copy also to the Escrow Agent - pursuant to Section 9.3 and/or 9.8(a) of the SPA requesting indemnification or payment from Fineldo pursuant to Article 9 of the SPA are still pending, in which case (and only in such case) the amount to be released and transferred to Fineldo from the Escrow Account shall be equal to the difference, if positive, between (i) the Escrow Fund as of the Final Release Date and (ii) the aggregate amount of such Losses for which the Purchaser requested indemnification pursuant to Article 9 of the SPA in the relevant pending Notice(s) of Claim (the “Disputed Amount”). The Disputed Amount shall be calculated by the Purchaser and notified to Fineldo and the Escrow Agent by adding the relevant amounts of all such Notices of Claim.

c.
For the purposes hereof, the “Final Release Date” shall mean the 5th anniversary of the Closing Date, provided, however, that in case the Purchaser notifies the Escrow Agent that, as of a date falling not more than 15 (fifteen) Business Days before the Final Release Date, one or more Litigations and Claims involving any Group Company is still pending that may give rise to an indemnification obligation of Fineldo pursuant to the Relevant Proceeding Special Indemnity set forth in Section 9.7 of the SPA, the Final Release Date shall be postponed until the 60th Business Day following the date of final resolution of such Litigations and Claims, as notified by the Purchaser to the Escrow Agent.

d.
For the avoidance of doubt, for the purposes of this Clause 6 a Notice of Claim delivered by the Purchaser under the SPA shall be deemed pending until the claim set forth therein is resolved either by way of written agreement between the Purchaser and Fineldo or through a final arbitration award or court decision rendered pursuant to Section 10.11 of the SPA.

7.Investment of Escrow Amount. Immediately after the deposit by the Purchaser of the Escrow Amount in the Escrow Account pursuant to Clause 4 hereof, the Escrow Agent shall invest the Escrow Amount in Cash Equivalents, pursuant to the indications communicated in writing by the Purchaser.
The investments shall be subject to prompt liquidation whenever necessary in order to release in whole or in part payments from the Escrow Account pursuant to Clause 6 hereof. Returns earned in respect of the Escrow Fund shall accrue to the Escrow Fund.

8.Escrow Agent’s fee. The Escrow Agent’s fee for its services as escrow agent pursuant to this Agreement shall be equal to a total amount of [] per annum (starting from the Closing Date) to be paid for the entire duration of this Agreement (it being agreed and understood that, for any non-full year of duration of this Agreement, such yearly amount shall be calculated or on a pro-rata basis in relation to such non-full year). Such fee shall be payable to the Escrow Agent as follows: [] and shall be borne and paid on equal basis (50-50) by the Purchaser and Fineldo, which shall be severally and not jointly liable therefor.

9.Certain duties and rights of Escrow Agent. The Escrow Agent:

a.
shall execute all payments from the Escrow Account contemplated by this Agreement by wire transfer in immediately available funds to the bank accounts designated by or on behalf of the receiving party on the date specifically set forth in this Agreement or, if not indicated, as soon as practically possible;

b.	shall not follow, or otherwise take any action in compliance with notices, instructions, claims or demands from any other Party that conflict with any of the provisions of this Agreement;

c.
shall be under the duty to give the Escrow Fund held by it hereunder the same degree of care that it gives to its own property. The Escrow Agent does not have any interest in the Escrow Amount but is serving as escrow holder only and having only possession or detention of the Escrow Fund;

d.
shall send statements containing details of the Escrow Fund to each of Fineldo and the Purchaser on a bi-monthly basis or otherwise as Fineldo and the Purchaser may agree and jointly communicate in writing to the Escrow Agent;

e.	shall not make any deductions from the Escrow Account by virtue of any right of set-off or claim which it may have against Fineldo or the Purchaser;

f.	shall not be responsible or liable for any Losses suffered by Fineldo or the Purchaser as a result of any breach by Fineldo or the Purchaser of its respective obligations under this Agreement; and

g.
may rely on any notice or other document or information believed by it to be genuine and correct and to have been signed or communicated by the person by whom it purports to be signed or communicated and the Escrow Agent shall not be liable for the consequences of such reliance and shall have no obligation to verify that the facts or matters stated therein are true and correct. All releases of any part or parts of the Escrow Fund or any payments by the Escrow Agent made in response to any Joint Instructions or Release Request which on its face appears to be made in accordance with the terms of this Agreement shall be deemed a valid payment for all purposes of this Agreement and shall discharge the Escrow Agent from its liability under this Agreement to the extent of such payment and the Escrow Agent shall not be concerned (x) to enquire or verify whether the persons by whom such Joint Instructions or Release Request are given are entitled or authorized to give such instructions or request or are in fact the persons who such persons purport to be or (y) to see the application of any such payment.

10.Resignation or removal of Escrow Agent. The Escrow Agent shall have the right to resign from its appointment hereunder upon a []-day notice delivered to Fineldo and the Purchaser. During such []-day period:

a.	Fineldo and the Purchaser shall negotiate in order to appoint a successor escrow agent; and

b.	the Escrow Agent shall continue holding the Escrow Fund in the Escrow Account until a new escrow agent has been appointed.
If a successor escrow agent is not appointed by the end of the above []-day period, then the most diligent party between Fineldo and the Purchaser may apply to the President of the Court of Milan for the appointment of a successor escrow agent (in which case the Escrow Agent shall continue holding the Escrow Fund also after expiration of the above []-day period until a new escrow agent has been appointed).
Fineldo and the Purchaser may remove the Escrow Agent, according to article 1726 of the Italian Civil Code, solely by giving to the Escrow Agent joint written instructions thereof. Such removal shall be effective upon delivery of the Escrow Fund to the successor escrow agent designated in writing by Fineldo and the Purchaser, the Escrow Agent being thereupon discharged from all obligations under this Agreement.
The Escrow Agent shall deliver the Escrow Amount to the successor escrow agent without unreasonable delay after receiving the notice from Fineldo and the Purchaser of designation of such successor escrow agent.

11.Notices. Any notice, communication or instruction required or permitted to be given under this Agreement to any of the Parties shall be made in writing, in the English language or shall be accompanied by a certified English translation and shall be delivered in person against acknowledgement of receipt, by facsimile, by PDF file attached to an email or by mail, registered mail, return receipt requested addressed to:

•	If to Fineldo:
[]
with a copy (which shall not constitute notice) to:
[]

•	If to the Purchaser:
[]
with a copy (which shall not constitute notice) to:
[]

•	If to the Escrow Agent:
[]
or any other address of which written notice has been given to the other Parties in accordance with this Clause.
If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by facsimile transmission, such communication shall be deemed delivered the day of the transmission or, if the transmission is not made on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier, such communication shall be deemed delivered upon receipt; if sent by email, upon confirmation of delivery; and if sent by registered or certified mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.

12.Confidentiality. The Parties shall not disclose, and shall cause their respective directors, officers, employees, affiliates and other representatives not to disclose, the contents of this Agreement and the SPA, the transactions contemplated thereby, or any negotiations or possible proceedings in relation thereto, to any third party and shall not use, and shall cause their respective directors, officers, employees, affiliates and other representatives not to use, such contents, transactions, negotiations or proceedings for any purpose other than the implementation and consummation of this Agreement, except as required by any mandatory laws, administrative processes or applicable stock exchange rules.

13.Assignment. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, heirs, administrators and representatives, and shall not be enforceable by or inure to the benefit of any third party. Except as expressly provided herein, no Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties, and any purported assignment without such consent shall be void, except that the Purchaser may, at any time, assign any of its rights, interests or obligations hereunder to any of its Affiliates.

14.Termination. This Agreement shall terminate automatically on the due release of the whole Escrow Fund pursuant to the provisions of this Agreement. Notwithstanding the aforesaid, this Clause 14 and Clauses 12, 15, and 16 hereof shall survive the termination of this Agreement.

15.Governing law. This Escrow Agreement, and the documents and instruments executed hereunder, shall be governed by, and implemented, construed and interpreted in accordance with the substantive laws of Italy (with the exclusion of any conflict-of-laws rules).

16.Jurisdiction. Any dispute between the Parties hereto, arising out of or in connection with this Agreement, including its validity, implementation, interpretation, termination or enforcement, shall be submitted to the exclusive jurisdiction of any competent court in Milan (Italy).

17.Amendments. Any modification of or amendment to this Agreement shall be valid only if made in a writing signed by the Parties referring specifically to this Agreement and stating the Parties’ intention to modify or amend the same.

18.Schedules. The following Schedules are an integral part of this Agreement:

a.	Schedule 4: Form of Notice from Escrow Agent at Closing;

b.	Schedule 6.a.i: Form of Joint Written Instructions;

c.	Schedule 6.a.ii.: Form of Release Request.

[IN WITNESS WHEREOF, the Parties have executed this Agreement, in [] original counterparts, as of the day and year first above written.

PURCHASER

_________________

FINELDO

__________________

ESCROW AGENT

_________________ ]

Schedule 4
Form of notice from the Escrow Agent
pursuant to Clause 4 of the Agreement

[LETTERHEAD OF ESCROW AGENT]

[Date]

Fineldo S.p.A.
[]
Attention: []
Fax: []

[Purchaser]
[]
Attention: []
Fax: []

ESCROW AGREEMENT DATED [•]

Dear Sirs:

In accordance with Clause 4 of the Escrow Agreement dated [•], among Fineldo S.p.A., [Purchaser], and [Escrow Agent] (the “Agreement”), we hereby acknowledge and confirm that, on the date hereof, the Purchaser has deposited the entire Escrow Amount in the Escrow Account with us.

Capitalized terms used herein have the respective meanings assigned to them in the Agreement.

Yours sincerely,

[ESCROW AGENT]

By: _______________________
Name:
Title:

Schedule 6.a.i.
Form of Joint Instructions
pursuant to Clause 6.a.i. of the Escrow Agreement
[Date]
[Name and address of Escrow Agent]
Attention: [•]
Facsimile: [•]

ESCROW AGREEMENT DATED [•]
JOINT INSTRUCTIONS FOR RELEASE AND PAYMENT

Dear Sirs:

In accordance with Clause 6.a.i. of the Escrow Agreement dated [•] among Fineldo S.p.A., [Purchaser], and [Escrow Agent] (the “Agreement”), we hereby jointly instruct you to release and transfer to [•] as soon as practically possible, and in any event within [two] Business Days, the amount of € [•] ([•]) from the Escrow Fund currently deposited into the Escrow Account by wire transfer for same day value and in immediately available funds to the bank account no. [•] in the name of [•] at [Bank], IBAN [•].

Capitalized terms used herein have the respective meanings assigned to them in the Agreement.

Yours sincerely,

Fineldo S.p.A.                        [Purchaser]

By: _______________________            By: _______________________
Name:                        Name:
Title:                        Title:

Schedule 6.a.ii.
Form of Release Request
pursuant to Clause 6.a.ii. of the Escrow Agreement
[LETTERHEAD OF PURCHASER]
[Date]
[Name and address of Escrow Agent]
Attention: [•]
Facsimile: [•]

Copy to:

Fineldo
[Name and address]
Attention: [•]
Facsimile: [•]

ESCROW AGREEMENT DATED [•]
RELEASE REQUEST

Dear Sirs:

Pursuant to Clause 6.a.ii. of the Escrow Agreement dated [•] among Fineldo S.p.A., [Purchaser], and [Escrow Agent] (the “Agreement”), we hereby instruct you to release and transfer to [Purchaser] / [Group Company] as soon as practically possible, and in any event within [two] Business Days, the amount of € [•] ([•]) from the Escrow Fund currently deposited into the Escrow Account by wire transfer for same day value and in immediately available funds to the bank account no. [•] in the name of [•] at [Bank], IBAN [•].

In accordance with Clause 6.a.ii. of the Escrow Agreement, we hereby enclose copy of the [arbitral award] / [court decision] issued by [•] on [•] ordering the amount of Euro [] to be paid by Fineldo to [Purchaser] / [Group Company] pursuant to Article [9] of the SPA.

Capitalized terms used herein have the respective meanings assigned to them in the Agreement.

Yours sincerely,

[Purchaser]

By: _______________________
Name:
Title:

Enc./

Schedule 5.2(a)(iii)(3)

Form of resignation of director

To:
Indesit Company S.p.A.
Viale Aristide Merloni 47
60044 Fabriano
(Ancona)

To the attention of the Board of Directors

To the attention of the Chairman of the Board of Statutory Auditors

By registered letter sent in advance via e-mail

[place], [date]
Re: Resignation from the office of director of Indesit Company S.p.A.

Dear Sirs,
I hereby irrevocably and unconditionally resign from the office of member of the board of directors of Indesit Company S.p.A. (the “Company”), effective as of the date of the shareholders’ meeting of the Company that [has been / will be] called on the date hereof for the replacement of the board of directors [and the board of statutory auditors] of the Company.
I hereby confirm that the Company does not owe me any compensation or indemnification or any other sum in connection with the exercise or termination of my office or for any other reason, and I hereby irrevocably and unconditionally waive any rights or claims vis-à-vis the Company for the termination of my office or any other reason.

Yours faithfully,
_______________________
[]

Schedule 5.2(a)(iii)(4)

Form of resignation of statutory auditor

To:
Indesit Company S.p.A.
Viale Aristide Merloni 47
60044 Fabriano
(Ancona)

To the attention of the Board of Statutory Auditors

To the attention of the Board of Directors

By registered letter sent in advance via e-mail

[place], [date]

Re: Resignation from the office of [alternate / standing] statutory auditor of Indesit Company S.p.A.

Dear Sirs,
I hereby irrevocably and unconditionally resign from the office of [alternate / standing] member of the board of Statutory Auditors of Indesit Company S.p.A. (the “Company”), effective as of the date of the shareholders’ meeting of the Company that [has been / will be] called on the date hereof for the replacement of the board of directors [and the board of statutory auditors] of the Company.
I hereby confirm that the Company does not owe me any compensation or indemnification or any other sum in connection with the exercise or termination of my office or for any other reason, and I hereby irrevocably and unconditionally waive any rights or claims vis-à-vis the Company for the termination of my office or any other reason.

Yours faithfully,
_______________________
[]

Schedule 7.5.2(c)
Average Net Debt Statement

Please refer to document no. 4.1.51 contained in the Data Room Documents.